Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

By and Among

IDENTIV, INC.,

VISCOUNT ACQUISITION ULC,

VISCOUNT SYSTEMS, INC. AND THE SELLING SUBSIDIARIES

Dated as of December 19, 2018

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II THE TRANSACTION		8

2.1	Purchased and Excluded Assets	8
2.2	Limited Assumed Liabilities and Excluded Liabilities	11
2.3	Consideration	12
2.4	Cash Consideration Adjustment	13
2.5	Payment Schedule	15
2.6	Closing Transactions	15
2.7	Earnout Consideration	16
2.8	Exemption from Registration	23
2.9	Nonassignable Assets	23
2.10	Post-Closing Amounts Received and Paid	24
2.11	Withholding	24
2.12	Adjustments for Capital Changes	24

ARTICLE III CONDITIONS TO CLOSING AND CLOSING DELIVERABLES		25

3.1	Conditions to Closing	25
3.2	Seller’s Closing Deliverables	26
3.3	Purchaser’s Closing Deliverables	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		27

4.1	Organization and Power	27
4.2	Subsidiaries	28
4.3	Authorization of Transaction	28
4.4	Absence of Conflicts	28
4.5	Financial Schedules	29
4.6	Absence of Undisclosed Liabilities	29
4.7	Absence of Certain Developments	29
4.8	Title to Properties; Sufficiency of Assets	30
4.9	Accounts Receivable	30
4.10	Inventory	30
4.11	No Acceleration of Rights or Benefits	31
4.12	Taxes	31
4.13	Material Contracts and Commitments	31
4.14	Proprietary Rights	32
4.15	Litigation; Proceedings	34
4.16	Brokerage	34
4.17	Governmental Licenses and Permits	34
4.18	Employees and Independent Contractors	34
4.19	Employee Benefit Plans	36
4.20	Insurance	37
4.21	Affiliate Transactions	37

i

4.22	Compliance with Laws	37
4.23	Environmental Matters	37
4.24	Customers and Suppliers	37
4.25	Products and Services	38
4.26	Brokers	38
4.27	No Other Representations	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		39

5.1	Organization and Corporate Power	39
5.2	Authorization of Transaction	39
5.3	No Violation	39
5.4	Governmental Authorities and Consents	39
5.5	Litigation	39
5.6	Solvency	39
5.7	No Conflicts; Consents	40
5.8	Brokers	40
5.9	Sufficiency of Funds; Solvency	40
5.10	S-3 Eligible	40
5.11	Nasdaq	40
5.12	Parent Common Stock	40
5.13	SEC Reports	40
5.14	Exclusivity of Seller Representations; No Reliance; Forward-Looking Information	41

ARTICLE VI COVENANTS OF SELLER PRIOR TO CLOSING		41

6.1	Conduct of Business of the Seller	41
6.2	Restrictions on Conduct of Business of the Seller	42
6.3	No Solicitation	45

ARTICLE VII INDEMNIFICATION AND RELATED MATTERS		46

7.1	Indemnification Holdback	46
7.2	Survival	46
7.3	Indemnification	47

ARTICLE VIII ADDITIONAL AGREEMENTS		52

8.1	Tax Matters	52
8.2	Press Releases and Announcements	53
8.3	Further Transfers	53
8.4	Expenses	53
8.5	Post-Closing Covenants of Seller	53
8.6	Non-Competition, Non-Solicitation and Confidentiality Covenants of Seller	54
8.7	Access to Information	55
8.8	Discharge of Liabilities	55
8.9	Trademarks	55
8.10	Registration and Certain Other Rights	56
8.11	Lock-Up	61
8.12	Rule 144 Compliance	62
8.13	Legends; Securities Act Compliance	62

8.14	Purchaser Confidentiality	63

ARTICLE IX TERMINATION, AMENDMENTS, WAIVERS AND MISCELLANEOUS		63

9.1	Termination	63
9.2	Amendment and Waiver	64
9.3	Notices	64
9.4	Binding Agreement; Assignment	65
9.5	Severability	65
9.6	Construction	65
9.7	Captions	66
9.8	Entire Agreement	66
9.9	Counterparts	66
9.10	Governing Law; Arbitration	66
9.11	Parties in Interest	67
9.12	Delivery by Facsimile or Electronic Transmission	67
9.13	Successor Liability	67
9.14	Special Rule for Fraud	67
9.15	Specific Performance	68
9.16	Prompt Transfer of shares of Parent Stock	68
9.17	Cooperation Post-Closing by Yvonne	68
9.18	Further Assurances; Post-Closing Cooperation	68
9.19	Remedies	68
9.20	Waiver of Jury Trial	68

INDEX OF SCHEDULES

Schedule 2.1(a) Purchased Assets

Schedule 2.2(a) Limited Assumed Liabilities

Schedule 2.2(b) Excluded Liabilities

Schedule 2.4 Sample Closing Net Working Capital Statement

INDEX OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Investment Representation Letter

Exhibit D	Holdback Share Agreement

Exhibit E	Purchaser Officer’s Certificate

Exhibit F-1	Seller Officer’s Certificate

Exhibit F-2	Seller Secretary’s Certificate

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 18, 2018, by and among Identiv, Inc., a Delaware corporation (“Parent”), Viscount Acquisition ULC, a British Columbia unlimited liability company and a wholly-owned subsidiary of Parent (“Acquisition Sub” and together with Parent, collectively, the “Purchaser”), Viscount Systems, Inc., a Nevada corporation (“VSI”) and the Selling Subsidiaries (together with VSI, collectively, the “Seller”), and VS225 LLC, a Delaware limited liability company and a special purpose vehicle, solely for the purposes of Article VII. Purchaser and Seller are collectively referred to herein as the “Parties” and individually as a “Party.”

On the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Assets (as defined herein), and Purchaser desires to purchase from Seller, the Purchased Assets (as defined herein), more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein at other good and valuable considering the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Assumption Agreement” means an Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

“Bill of Sale” means a Bill of Sale and Assignment and Assumptions in the form attached hereto as Exhibit B.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business, condition (financial or otherwise), results of operations or assets and properties of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business” means Seller’s business of developing, marketing and selling access control identity management applications, associated hardware and third party components, developing, marketing and selling telephone entry applications, associated hardware and third party components and installation and services of telephone entry, access control and third party technologies in the greater Vancouver area, as currently conducted and existing at Closing.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization, plan of arrangement or other business combination transaction to which such Person is a party, (b) any sale, dividend or other disposition of all or substantially all of the capital stock, assets and properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice) or (c) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in the State of New York are authorized or required to be closed for business.

“Business Website” means http://www.viscount.com/.

“CASL” means an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-Television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and the regulations made thereunder.

“Closing Cash Consideration” has the meaning set forth in Section 2.3(a)(i).

“Closing Consideration” has the meaning set forth in Section 2.3(a).

“Closing Share Consideration” has the meaning set forth in Section 2.3(a)(ii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any legally binding contract, license, mortgage, purchase order, indenture, loan agreement, note, lease or other agreement, in each case, whether written or oral.

“CY 2019 Earnout Amount” means the dollar amount of the CY 2019 Earnout Payment as calculated pursuant to Section 2.7(a).

“CY 2020 Earnout Amount” means the dollar amount of the CY 2020 Earnout Payment as calculated pursuant to Section 2.7(a).

“Earnout Amount” has the meaning set forth in Section 2.7(a).

“Earnout Consideration” has the meaning set forth in Section 2.3(c).

“Earnout Period” means the period commencing on the Closing Date and terminating on December 31, 2020.

“Eligible Products” means the Freedom Products and Services and the EMPS products (whether hardware or software and including service and maintenance) including, but not limited to, those set forth on Schedule 2.1(a), and any new versions, enhancements or derivatives thereof.

“EMPS” means the Enterphone Mesh Products and Services, including all ancillary third party products.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, provincial, local, municipal and foreign statutes, regulations, ordinances, codes and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, and all common law, in each case, concerning public or worker health or safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Freedom Products and Services” means the Freedom Products and Services, including all ancillary third party products.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, provincial, local, municipal or foreign court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions, or any arbitrator.

“Hazardous Materials” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, or corrosive or as a pollutant or contaminant, or is otherwise regulated under Environmental and Safety Requirements or other Law or by a Government Authority because of its dangerous, hazardous, or deleterious properties or characteristics, or that may serve as a basis for Liability under Environmental and Safety Requirements.

“Holdback Share Agent” has the meaning set forth in the Holdback Share Agreement.

“Holdback Share Agreement” means the agreement between the Purchaser, Seller and the Holdback Share Agent, pursuant to which the Holdback Share Agent shall hold and release the Holdback Shares.

“Incurred” means, in relation to claims under a Seller Plan, the date on which the event giving rise to such claim occurred and, in particular (i) with respect to a death or dismemberment claim, the date of the death or dismemberment, (ii) with respect to a short-term or long-term disability claim, the date that the period of short-term or long-term disability commenced, (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, the date of the treatment, and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled.

“Indebtedness” means, without duplication (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness or other Liabilities evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness or Liabilities for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, including any Liabilities in respect of any earn-out, consulting or non-compete arrangement incurred in connection with the acquisition of another Person or business, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness or other Liabilities guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any

Liabilities under leases capitalized or required to be capitalized under GAAP, (vii) any indebtedness or other Liabilities secured by a Lien on a Person’s assets, (viii) any Liabilities in respect of any off-balance sheet financing, (ix) any Liabilities (including increased obligations) arising in whole or in part from the transactions contemplated hereby (including transaction bonuses, retention bonuses and severance obligations) and from any bonus earned by employees relating to performance prior to Closing, (x) any financial instruments intended to hedge against risk, (xi) any Liabilities for accrued and unpaid management fees, and (xii) any Liabilities for accrued and unpaid insurance deductibles; together with, in the case of each of the foregoing, all fees, accrued and unpaid interest, penalties redemption premiums, and prepayment obligations in connection therewith calculated assuming repayment thereof on the later of the Closing Date and the earliest date permitted therefor by the instrument or agreement governing such indebtedness or other Liabilities. For avoidance of doubt, those Liens listed on Schedule 4.8 shall not be considered Indebtedness of the Seller.

“Indemnified Party” has the meaning set forth in Section7.3(f)(i).

“Indemnifying Party” has the meaning set forth in Section 7.3(f)(i).

“Independent Accounting Firm” means a nationally or regionally recognized independent accounting firm mutually agreed to by Seller and Parent.

“Knowledge” as used in the phrases “to the Knowledge of Seller”, “to Seller’s Knowledge” or phrases of similar import means the actual knowledge or awareness (after reasonable inquiry) of (i) with regard to the Seller, Scott Sieracki and Yvonne Zheng, and (ii) with regard to the Purchaser, the respective officers thereof.

“Law” means any law, statute, regulation, code, constitution, ordinance, treaty, or rule of common law, administered or enforced by or on behalf of, any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller for the Business.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which Seller holds any Leased Real Property.

“Legal Requirements” means any national, federal, state, provincial, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to such party or to any of their respective assets, properties or businesses.

“Letter of Intent” means that certain letter agreement by and between Purchaser and Seller, effective as of October 16, 2018, as further amended, modified, supplemented or waived from time to time.

“Liability” or “liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liens” means any mortgage, pledge, security interest, encumbrance, license, claim, Indebtedness, Tax, lien or charge of any kind.

“Liquidation Event” means, with respect to a given Person, whether in a single transaction or series of transactions, (i) any voluntary or involuntary liquidation, dissolution or winding-up of a Person or (ii) the sale, distribution or other disposition of all or substantially all of a Person’s assets.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special or punitive damages, except to the extent punitive damages are actually awarded to a Governmental Entity or other third party.

“Material Adverse Effect” A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (a) the Purchaser, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has a material adverse effect on the Purchaser and its subsidiaries, taken as a whole, or would impair, prevent or delay the Purchaser’s performance of its obligations under this Agreement or on the ability of the Purchaser to consummate the transaction contemplated hereby, or (b) the Seller, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has a material adverse effect on the Business, results of operations, condition (financial or otherwise) or assets of the Seller, or would impair, prevent or delay the Seller’s performance of its obligations under this Agreement or on the ability of the Seller to consummate the transaction contemplated hereby; provided, that for purposes of this Agreement, a Material Adverse Effect on either the Purchaser or the Seller shall not include the effect of (i) changes to the industry or markets in which the business of a party or its subsidiaries operates, (ii) the execution and delivery, of this Agreement and the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes, (iv) changes in or the condition of financial, banking or securities markets, (v) military action or any act of terrorism, (vi) changes in Legal Requirement or GAAP after the date hereof, or (vii) compliance with the terms of this Agreement; provided, however, for subsections (i), (iii), (iv), and (v) above, except with respect to changes that disproportionately affect the Seller or Purchaser or its respective subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate.

“Open Source Materials” means any software or other technology or content (“Materials”) (i) that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including without limitation any of the licenses listed at http://www.opensource.org/licenses), or (ii) that contain, or are derived in any manner (in whole or in part) from, any Materials that are distributed pursuant to any license that requires, as a condition of use, modification and/or distribution of such Materials, that Materials (“Derivative Materials”) incorporated into, derived from, or distributed with such Materials be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making modifications or derivate works; (C) reproduced and/or redistributed at no or minimal charge; (D) permitted to be reverse engineered; (E) used only for non-commercial purposes; (F) distributed pursuant to specified license terms or accompanied by specified notices (including without limitation terms regarding limitations of liability, attribution, and/or ownership of incorporated materials); or (G) otherwise distributed on terms that impede the ability to distribute and license such Derivative Materials as the licensor of such Derivative Materials sees fit.

“Owned Business Proprietary Rights” means all Proprietary Rights that is owned by or created by or on behalf of the Seller and used primary in or primarily related to the Business.

“Parent Stock” means the Parent’s common stock, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed including securities of any other Person, including any successor or acquiring entity, as a result of a Business Combination.

“Parent Stock Maximum” means such number of shares of Parent Stock equal to 19.9% of the total issued and outstanding Parent Stock as of immediately prior to the Closing.

“Parent Stock Price” means $4.77.

“Permitted Liens” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than Taxes based upon income, receipts, sales, payroll, or payments) for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period and the amount of any Taxes based upon income, receipts, sales, payroll or payments for a Straddle Period that relates to the Pre-Closing Tax Period shall be determined based upon an interim closing of the books as of the close of Business on the Closing Date.

“Proceeding” means any action, arbitration, audit, claim, charge, complaint, dispute, demand, cause of action, grievance, inquiry, investigation, litigation or other proceeding by or before (or that could come before) any Governmental Authority.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information (including ideas, formulae, compositions, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information), know-how and inventions; (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other intellectual property and industrial rights.

“Purchaser Change of Control” means any direct and/or indirect (i) a reorganization, merger, consolidation, stock sale or other corporate transaction involving the Purchaser or its parent entity, in each case, with respect to which the stockholders of the Purchaser immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the Purchaser (or its parent entity) or the entity resulting from such transaction, excluding any transaction between Affiliates of the Purchaser or its parent entity after which Parent remains the ultimate beneficial owner of more than fifty percent (50%) of the combined voting power of the Purchaser or the entity resulting from such transaction; or (ii) a sale, liquidation or distribution of all or substantially all of the assets of the Purchaser; provided, however, nothing in this definition of “Purchaser Change of Control” shall permit and/or otherwise authorize any transaction relating to the Business and/or the Purchased Assets otherwise restricted and/or prohibited elsewhere in this Agreement or elsewhere.

“Representatives” means of any Person, such Person’s officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants, auditors and advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Plan” or “Seller Plans” has the meaning set forth in Section 4.19(a).

“Seller Severance Obligation Amount” shall mean the sum of any cash severance payments owed or paid to any employees of the Seller pursuant to Contracts entered into prior to Closing.

“Selling Subsidiaries” means Viscount Communications and Control Systems Inc., a British Columbia company (“VCCS”), and Freedom Access and Indemnity, LLC, a Florida limited liability company.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means (i) any federal, state, provincial, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, escheat, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contribution or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing whether disputed or not; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a result of transferee or successor liability, a contractual obligation or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes, including any amendments thereof.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means the Nasdaq Capital Market.

“Transferred Employees” means those employees of the Seller who as of the Closing have entered into employment letter agreements with Purchaser.

“Transaction Documents” means this Agreement, the Holdback Share Agreement and any other agreement or document contemplated hereby to which Purchaser or any of its Affiliates is a party in respect of the transactions contemplated hereby including all Closing documents.

“Transaction Expenses” means all fees, costs, expenses, payments and expenditures paid, pre-paid, incurred or accrued by the Seller prior to the Closing with respect to this Agreement and the transactions contemplated hereby, whether or not billed, accrued or previously paid, including the expenses and fees of Seller’s own accountants, attorneys, investment bankers and other professionals.

“VWAP” means for any Trading Day, the daily volume weighted average price of the Parent Stock for such Trading Day (or the nearest preceding date) on the Trading Market, as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any related or similar Law.

ARTICLE II

THE TRANSACTION

2.1 Purchased and Excluded Assets.

(a) Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except for the Permitted Liens), all of Seller’s right, title and interest in and to the following assets that the Seller owns and are related to the Business including, without limitation, all those relating to the (i) Freedom Products and Services, and (ii) EMPS as well as all other software, tangible assets and additional assets of the Seller, as listed on Schedule 2.1(a) (collectively, the “Purchased Assets”), but excluding all Excluded Assets (as defined below):

(i) all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing to the Business, all rights to receive payments, and the benefit of all security for such accounts, notes and debts, including but not limited to, the receivables set forth on Schedule 2.1(a)(i) relating to the Business;

(ii) all Contracts entered into primarily in connection with the operation of the Business, including those listed on Schedule 2.1(a)(ii) (collectively, the “Included Contracts”), and all rights under the Included Contracts but excluding, for the avoidance of doubt, the Excluded Contracts);

(iii) all inventories of any nature, supplies, works-in-process and finished goods of the Business;

(iv) all market research reports, industry analyses, and other reports, papers and documents (electronic or otherwise), including unfinished reports in progress, produced primarily by and/or for the Business (collectively, the “Reports”) for the prior three (3) years;

(v) all collections or complications of identifiable information about Customers of the Business generated or collected, or caused to be generated or collected, by Seller, including but not limited to, Customers’ names, addresses, e-mail addresses, phone numbers, Customer purchase history, Customer preferences and tendencies, financial transaction data (in each case, whether written or electronic) (collectively, “Customer Data”) for the prior three (3) years;

(vi) all rights, whether arising under Contract or otherwise, primarily related to the Business;

(vii) all rights, whether arising under Contract or otherwise, primarily related to the Customers, partners or re-sellers of the Business;

(viii) all content, images, design, domain names, and URL of the Business Website, including those listed on Schedule 2.1(a)(viii).

(ix) all distribution systems and networks of the Business (including all rights to employ sales representatives) and all rights to hire employees;

(x) all lists, records, supporting documentation and calculations pertaining to customer accounts, accounts receivables and rebates (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence and business records (including copies of all current purchase orders and bills of lading) for the prior three (3) years;

(xi) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of compensation of every kind and nature, other than those relating primarily to Excluded Assets or Excluded Liabilities;

(xii) all Business Proprietary Rights, including any and all Proprietary Rights in the items set forth in Schedule 4.14(a) and in the Business Marks, together with (A) all issuances or registrations or applications for issuance or registration for or with respect to any of the of the foregoing (B) all divisions, continuations, continuations-in-part, re-examinations, renewals, reissues, or extensions of any of the foregoing, (C) all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), (D) the right to sue and recover for past infringements or misappropriations thereof, (E) any and all corresponding rights that, now or hereafter, may be secured throughout the world, and (F) all copies and tangible embodiments of any such Business Proprietary Rights;

(xiii) to the extent assignable, all Licenses, including those Licenses listed on the attached Schedule 4.17 and all data and records pertaining thereto;

(xiv) all rights to receive mail and other communications addressed to Seller relating to the Business, the Purchased Assets and/or the Assumed Liabilities, including accounts receivable payments;

(xv) all goodwill associated with the Purchased Assets or Business, and to the extent assignable, IP addresses, telephone and fax numbers and listings; and

(xvi) the fixed assets and other assets, properties and rights of Seller set forth on Schedule 2.1(a)(xvi).

(b) Excluded Assets. Notwithstanding the foregoing, the following assets of Seller are expressly excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”) and, as such, are not included in the Purchased Assets and Seller shall retain all of its right, title and interest thereto:

(i) all of Seller’s rights and remedies under or pursuant to this Agreement and the other Transaction Documents, including all indemnification rights, Closing Consideration, Holdback Shares and the Earnout Consideration;

(ii) Seller’s organizational documents, minute books, Tax Returns and other documents relating to the organization and existence of Seller as an entity;

(iii) any right to receive mail and other communications addressed to Seller to the extent relating to the Excluded Assets or the Excluded Liabilities;

(iv) all Contracts of Seller that are not Included Contracts (the “Excluded Contracts”);

(v) any records relating to the operation of the Business that Seller is required by Law to retain in its possession (provided that copies of any such records that are not otherwise listed as Excluded Assets in this Section 2.1(b) will, to the extent permitted by Law, be provided to Purchaser at the Closing);

(vi) all equity and other ownership interests in Seller and the Selling Subsidiaries;

(vii) all Tax refunds and related rights and claims owing to Seller (or rights of Seller thereto) relating to Taxes for a Pre-Closing Tax Period (other than in respect of any Taxes to be paid by Purchaser pursuant to Section 8.1(a));

(viii) the sponsorship of, all rights, title and interests in, and all assets maintained pursuant to or in connection with, any Seller Plan, or any Plan or any other compensation or benefit program, plan, policy, agreement, Contract or arrangement relating thereto at any time maintained, sponsored, contributed or required to contributed to by any of Seller’s Affiliates or with respect to which Seller or any of its Affiliates has any Liability;

(ix) all cash and cash equivalents as of the Closing Date, all bank accounts and deposits into such bank accounts following Closing;

(x) all rights, title and interest of Seller with respect to any real property, whether owned or leased;

(xi) all insurance policies and rights to insurance claims, related refunds and proceeds including, but not limited to, all D&O policies and tail policies;

(xii) all rights, claims, causes of action, lawsuits, judgments, and demands of any nature of Seller or any of the Selling Subsidiaries or any of their respective Affiliates to the extent arising out of any Excluded Asset or any Excluded Liability; and

(xiii) all other assets of Seller that are not Purchased Assets.

2.2 Limited Assumed Liabilities and Excluded Liabilities.

(a) Limited Assumed Liabilities. Subject to the terms of this Agreement (and excluding the Excluded Liabilities), at, from and after the Closing Date, Purchaser will assume and agree to pay, defend, discharge and perform, as and when due, all Liabilities of Seller related to the Purchased Assets including all Included Contracts, to the extent arising and to be performed after the Closing Date and any Liability expressly set forth in Schedule 2.2(a) (collectively, the “Assumed Liabilities”). For clarification, Purchaser is not assuming any Liabilities arising from or related to any facts or circumstances before the Closing and all such Liabilities shall be Excluded Liabilities. Assumed Liabilities associated with deferred revenue shall be limited to those set forth on Schedule 4.5(b).

(b) Excluded Liabilities. Except for Assumed Liabilities as expressly provided in Section 2.2(a) above, Purchaser will not assume or be liable for any Liabilities of Seller or any other Liabilities whatsoever related to the Business and/or the Excluded Assets (all such Liabilities, other than the Assumed Liabilities, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the “Excluded Liabilities” include, without limitation, the following Liabilities:

(i) all Liabilities in respect of any Included Contract as a result of (A) any transaction, status, event, condition, occurrence or situation existing, occurring or arising on or prior to the Closing Date, (B) any breach of any Contracts occurring on or prior to the Closing Date, (C) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (D) any charge, complaint, action, suit or other Proceeding related to any of the matters or items described in (A), (B) or (C) of this subclause (i);

(ii) (A) all liabilities relating to Taxes attributable to or imposed upon Seller (or for which Seller may otherwise be liable, including as a transferee, successor, by contract or otherwise), for any Pre Closing Tax Period (or portions thereof) ending on or prior to the Closing Date, except as provided in Section 8.1(a), (B) all liabilities and obligations relating to Taxes attributable or imposed on or with respect to the Purchased Assets for any Pre-Closing Tax Period (including, in each case and without limitation, all liabilities of Seller for Taxes related to the transactions contemplated by this Agreement or thereafter), (C) all liabilities of Seller for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), by contract, as a transferee or successor, or otherwise, and (D) any liability for Taxes of another Person as a result of a contract or agreement entered into on or prior to the Closing;

(iii) all Liabilities of Seller for costs and expenses incurred by Seller in connection with the negotiation, documentation and consummation of the transactions contemplated hereby;

(iv) all Liabilities of Seller under or pursuant to the Transaction Documents;

(v) all Liabilities arising out of or relating to the Excluded Assets;

(vi) any Liability or obligation arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring in connection with the ownership or operation of the Business and/or the Purchased Assets on or prior to the Closing, including, but not limited to, any Liabilities arising in connection with the employment, engagement, or service with, or termination of employment, engagement, or service from, Seller or any of its Affiliates of any Person (including Liabilities arising in connection with the employment, engagement or termination of any Transferred Employee on or prior to the Closing);

(vii) any Liability to any current or former equityholder of Seller;

(viii) all Liabilities arising out of or relating to any Seller Plan including, for greater certainty and without limiting the generality of the foregoing, any Liability or obligation arising out of, relating to, resulting from or caused by the sponsorship or administration of any Seller Plan or the participation of Seller or any Transferred Employee in any Seller Plan, and any Liability at any time arising under, pursuant to, in respect of, resulting from, attributable to, or in connection with any Seller Plan including under any related contract, agreement, plan or insurance policy, and the sponsorship of and any Liability at any time arising under, pursuant to or in connection with any Plan or any other compensation or benefit program, plan, policy, Contract, agreement or arrangement at any time maintained, sponsored, contributed or required to contributed to by any of Seller’s Affiliates or with respect to which Seller or any of its Affiliates has any Liability;

(ix) all Liabilities for any Indebtedness of Seller or the Business (including under any Contract evidencing or relating to any such Indebtedness);

(x) all warranty or product liability claims to the extent related to, associated with or arising out of the ownership, operation, use or control of the Purchased Assets prior to the Closing;

(xi) any and all Liabilities and obligations relating to any businesses retained by Seller and/or any of its Affiliates, including as may relate to or arise from the conduct of their respective business(es) from and after the date Closing Date;

(xii) any Liability expressly set forth in Schedule 2.2(b); and

(xiii) all Liabilities and obligations with respect to any of the matters and/or Contracts set forth on Schedule 2.2(b)(xi).

For purposes of this Section 2.2(b), “Seller” shall be deemed to include any predecessors to Seller and any Person with respect to which Seller is a successor in interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

2.3 Consideration. The consideration to be paid by Purchaser to Seller for the Purchased Assets shall consist of the Closing Consideration, the Holdback Shares and the Earnout Consideration (collectively, the “Consideration”).

(a) Closing Consideration. The “Closing Consideration” shall mean the Cash Consideration and the Closing Share Consideration, collectively.

(i) Cash Consideration. “Closing Cash Consideration” shall mean $1,000,000 less the $50,000 good faith, non-refundable deposit (the “Deposit”), previously made by Purchaser to Seller, which Deposit is credited towards the Closing Cash Consideration, as adjusted based on the Seller’s Closing Net Working Capital, as set forth in Section 2.4 below; provided, however, notwithstanding anything to the contrary provided herein or elsewhere, in the event the Closing for any reason does not occur, the Deposit shall be retained by the Seller.

(1) At Closing, the Cash Consideration shall be first used to pay any Transaction Expenses, and second to pay any Seller Severance Obligation Amount, in each case if any such amounts remain unpaid at Closing, in the amounts and to the Persons as indicated by the Payment Schedule; and

(2) After payment of any remaining unpaid Transaction Expenses and Severance Obligation Amount, the remaining portion of the Cash Consideration shall be distributed to the Seller and/or its designees as indicated by the Payment Schedule.

(ii) Closing Share Consideration. “Closing Share Consideration” shall mean a number of shares of Parent Stock equal to (x) $2,000,000 divided by the Parent Stock Price, rounded up to the nearest whole share of Parent Stock minus (y) the Holdback Shares. At Closing, the Closing Share Consideration shall be issued to the Seller and/or its designees as indicated by the Payment Schedule.

(b) Holdback Shares. “Holdback Shares” shall mean a number of shares of Parent Stock equal to $150,000 divided by the Parent Stock Price, rounded up to the nearest whole share.

(i) At Closing, the Holdback Shares will be issued to the Holdback Share Agent, which shall hold and release such Holdback Shares pursuant to and in accordance with the Holdback Share Agreement. At any Holdback Distribution Date (as defined in Section 7.1), the Holdback Shares shall be distributed to the Seller and/or its designees.

(c) Earnout Consideration. “Earnout Consideration” shall mean a number of shares of Parent Stock equal to the CY 2019 Earnout Amount and the CY 2020 Earnout Amount (as the case may be) divided by the Parent Stock Price, rounded up to the nearest whole share; provided, however, if the calculation would result in the issuance of a total number of shares of Parent Stock issued pursuant to this Agreement in excess of the Parent Stock Maximum, then the Earnout Consideration instead will be paid out in shares of Parent Stock up to the Parent Stock Maximum, after which any remaining Earnout Amount will be paid out in cash in immediately available funds through a wire transfer to a bank account designated by the Seller in writing to the Purchaser. All Earnout Amounts shall be calculated as provided in Section 2.7 hereof.

2.4 Cash Consideration Adjustment.

(a) Definitions. As used in this Section 2.4 the following terms have the following meanings:

(i) “Accounts Receivable” means gross accounts receivable for products shipped and services rendered as of the Closing, less sales returns and allowances, rebates and discounts.

(ii) “Closing Net Working Capital” means (A) the Current Assets of the Seller, less (B) the Current Liabilities of the Seller, determined as of the open of business on the Closing Date, and excluding, without duplication or double counting, any Transaction Expense or any Seller Severance Obligation Amount.

(iii) “Current Assets” means Accounts Receivable, inventory and prepaid expenses that constitute and/or relate to Purchased Assets, but excluding deferred Tax assets, each determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. The Current Assets of the Seller shall equal the amount set forth in the Closing Net Working Capital Statement (as defined below).

(iv) “Current Liabilities” means accounts payable, accrued Taxes whether or not due (including the employer portion of employment-related Taxes with respect to any transaction consideration payable to Seller employees at, prior to or substantially contemporaneous with the Closing and in connection with the Closing, that constitute Assumed Liabilities (other than Transaction Expenses and the Seller Severance Obligation Amount)), and accrued expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. The Current Liabilities of the Seller shall equal the amount set forth in the Closing Net Working Capital Statement.

(b) Adjustment Amount. The Cash Consideration shall be adjusted as follows:

(i) If the Closing Net Working Capital equals a number that is a positive number, the Cash Consideration shall be increased by such amount.

(ii) If the Closing Net Working Capital equals zero, the Cash Consideration shall not be adjusted.

(iii) If the Closing Net Working Capital equals a number that is a negative number, the Cash Consideration shall be reduced by such amount.

(iv) At least two (2) Business Days before the Closing, the Seller shall prepare and deliver to Purchaser (A) a statement setting forth its good faith estimate of Closing Net Working Capital, along with an estimated balance sheet of the Seller as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Net Working Capital Statement”), and (B) a certificate of the Chief Financial Officer (or the functional equivalent) of Seller that the Closing Net Working Capital Statement was prepared in accordance with GAAP applied using the same general accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the annual Financial Statements for the most recent fiscal year end as if such Closing Net Working Capital Statement was being prepared and audited as of a fiscal year end.

(c) Schedule 2.4; Currency Conversion. Attached hereto as Schedule 2.4, for illustrative purposes only, is a sample Closing Net Working Capital Statement using historical unaudited numbers reflecting agreed line items to be used in the actual Closing Net Working Capital Statement to be prepared and delivered pursuant to this Section 2.4. The Parties agree that, notwithstanding anything to the contrary provided herein or elsewhere, the actual financial and other information and figures set forth on Schedule 2.4, are not to be considered representations, warranties, projections, estimates and/or disclosures by Seller for any purpose including, but not limited to, for determining Current Assets, Current Liabilities, Closing Net Working Capital or otherwise, and Seller makes no representation, warranty, covenant and/or agreement regarding such items. Notwithstanding Section 9.6(b)(v) hereof, Seller may elect to prepare the Closing Net Working Capital Statement in Canadian dollars, in which case the adjustment amount, if any will be calculated based on the applicable exchange rate as reported by the Wall Street Journal on the Business Day immediately prior to the Closing.

2.5 Payment Schedule. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to the Purchaser a definitive Payment Schedule (the “Payment Schedule”), certified by the President of the Seller and accurately setting forth:

(a) all information necessary to allow the Purchaser to pay or issue (or cause to be paid or issued), as applicable, the Consideration as set forth in Section 2.3, including the Closing Consideration, Cash Consideration, Company Severance Obligation Amount, Closing Share Consideration, Purchaser Stock Price, Earnout Consideration (presented as if the maximum Earnout Consideration is paid) and Transaction Expenses (including an indication of which Transaction Expenses will remain unpaid at Closing);

(b) the name, address and email address (to the extent available) of each Person receiving a portion of the Consideration and the portion of the Closing Consideration, Holdback Shares and Earnout Consideration each such Person or entity may be entitled to receive (with the Holdback Shares and Earnout Consideration presented as if the maximum amounts are paid out to the Person(s) listed); and

(c) detail with regard to the flow of cash funds that are required to be made on or within one (1) Business Day following the Closing Date, including recipient name, wire instructions, and amount to be paid.

2.6 Closing Transactions.

(a) Closing. On the terms contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on the date and time as may be mutually agreeable to the Parties and currently anticipated to be at 10:00 a.m. Pacific Time on or around January 2, 2019. The date and time of the Closing are herein referred to as the “Closing Date”.

(b) Closing Transactions. On the terms contained in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i) Seller shall convey all of the Purchased Assets to Purchaser and Seller shall deliver to Purchaser the duly executed Bill of Sale and such other appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments, Lien releases and all other instruments of conveyance which are reasonably necessary or desirable to effect transfer to Purchaser of good and marketable title to the Purchased Assets (free and clear of all Liens (other than Permitted Liens)), it being understood that all of the foregoing shall be reasonably satisfactory in form and substance to Purchaser, Seller and each of their respective legal counsel;

(ii) Purchaser shall assume from Seller all of the Assumed Liabilities pursuant to the Assumption Agreement and Purchaser shall deliver to Seller the duly executed Assumption Agreement and such other appropriately executed instruments which are reasonably necessary or desirable to effect Purchasers assumption from Seller of the Assumed Liabilities;

(iii) Purchaser shall deliver to Seller and/or its designees (i) by wire transfer of immediately available funds to an account or accounts designated by Seller the Closing Cash Consideration and (ii) the Closing Share Consideration and the Holdback Shares, which shall be simultaneously delivered to the Holdback Share Agent, in each case as presented in the Payment Schedule; and

(iv) Seller and Purchaser shall deliver the certificates, documents and instruments required to be delivered by or on behalf of such Person under Article III hereof.

2.7 Earnout Consideration.

(a) General. Seller (and/or its designees as provided in the Payment Schedule), shall be entitled to receive additional payments (each an “Earnout Payment”), based upon aggregate Eligible Products revenues for (i) calendar year 2019 (January 1, 2019 – December 31, 2019) (“CY 2019”), and (ii) calendar year 2020 (January 1, 2020 – December 31, 2020) (“CY 2020”). The dollar value of each Earnout Payment (each an “Earnout Amount”), shall be calculated as provided in this Section 2.7. The Earnout Amount payable to Seller for CY 2019, shall be the “CY 2019 Earnout Amount” and for CY 2020 shall be the “CY 2020 Earnout Amount.”

(b) Eligible Product Targets.

(i) the Freedom Products and Services target is $1,035,000 (the “Freedom Target”); and

(ii) the EMPS target is $4,336,000 (the “EMPS Target” and together with the Freedom Target, collectively, the “Targets.”)

(c) Earnout Amounts. The CY 2019 Earnout Amount and the CY 2020 Earnout Amount shall be based on revenues from Freedom Products and Services and EMPS for CY 2019 and CY 2020 against the respective Targets as provided below.

(i) CY 2019 Earnout Amount. The CY 2019 Earnout Amount shall equal the sum of (A) Freedom Products and Services Earnout Amounts for CY 2019, plus (B) the EMPS Earnout Amounts for CY 2019 calculated as follows:

A. CY 2019 Freedom Products and Services Earnout Amount Calculations	Revenues from Freedom Products and Services for CY 2019	Freedom Products and Services Earnout Amounts for CY 2019
A1.	Equal to or greater than $1,035,000 (100% of Freedom Target), but less than $1,552,000 (150% of Freedom Target)	$750,000 (if only A1 achieved)

A2.	Equal to or greater than $1,552,500 (150% of Freedom Target), but less than $4,524,000	An additional $250,000 ($1,000,000 in the aggregate resulting from A1 and A2 being achieved)

A3.	Equal to or greater than $4,524,000	An additional $1,500,000 ($2,500,000 in the aggregate resulting from A1, A2 and A3 being achieved)

Total Potential Maximum Earnout Amount from Freedom Products and Services for CY 2019		$2,500,000 (If A1, A2 and A3 are achieved)

B. CY 2019 EMPS Earnout Amount Calculations	EMPS Revenues for CY 2019	EMPS Earnout Amount for CY 2019
B1.	Equal to or greater than $4,366,000 (100% of EMPS Target), but less than $6,549,000 (150% of EMPS Target)	$500,000

B2.	Equal to or greater than $6,549,000 (150% of EMPS Target)	An additional $500,000 ($1,000,000 in the aggregate resulting from B1 and B2 being achieved)

Total Potential Maximum Earnout Amount from EMPS for CY 2019		$1,000,000

C. CY 2019 Aggregate Earnout Amount Calculations	CY 2019 Earnout Amount	Conditions to be Met in CY 2019 to Earn Applicable CY 2019 Earnout Amount
	$500,000	If B1 only is achieved

	$750,000	If A1 only is achieved

	$1,000,000	If A1 and A2 are achieved; or if B1 and B2 are achieved

	$1,250,000	If A1 and B1 are achieved

	$1,500,000	If A1, A2 and B1 achieved

	$1,750,000	If A1, B1 and B2 are achieved

	$2,000,000	If A1, A2, B1 and B2 are achieved

	$2,500,000	If A1, A2 and A3 are achieved

	$3,000,000	If A1, A2, A3 and B1 are achieved

Total Potential Aggregate Maximum Earnout for Eligible Products in CY 2019	$3,500,000	If A1, A2, A3, B1 and B2 are achieved

	$0	If neither A1 or B1 achieved

(ii) CY 2020 Earnout Amount. The CY 2020 Earnout Amount shall equal the sum of (A) the Freedom Products and Services Earnout Amount for CY 2020, plus (B) the EMPS Earnout Amount for CY 2020, calculated as follows:

A. CY 2020 Freedom Products and Services Earnout Amount Calculations	Revenues from Freedom Products and Services for CY 2020	Freedom Products and Services Earnout Amounts for CY 2020
If Freedom Products and Services revenues for CY 2019 are (1) less than $1,035,000 (100% of Freedom Target) and as a result no Earnout Amount for Freedom Products and Services is earned for CY 2019, (2) greater than $1,035,000 (100% of Freedom Target), but less than $1,552,500 (150% of Freedom Target), and as a result only $750,000 Earnout Amount is earned for Freedom Products and Services for CY 2019, or (3) greater than $1,552,500 (150% of Freedom target), but less than $4,524,000, and as a result only $1,000,000 of Earnout Amount for Freedom Products and Services is earned for CY 2019, then, subject to Section 2.7(d)(iii), up to $1,750,000 of additional Earnout Amount for Freedom Products and Services can be earned for CY 2020 as follows:

A1.	$1,552,500 (150% of Freedom Target) but less than $4,524,000	$250,000

A2.	$4,524,000 or greater	An additional $1,500,000 ($1,750,000 in the aggregate) earned in CY 2019

Total Potential Maximum Earnout Amount from Freedom Products and Services for CY 2020		$1,750,000

B. CY 2020 EMPS Earnout Amount Calculations	EMPS Revenues for CY 2020	EMPS Earnout Amount for CY 2020
If EMPS revenues for CY 2019 are (1) less than $4,366,000 (100% of EMPS Target), and as a result no Earnout Amount for EMPS is paid in CY 2019, or (2) greater than $4,366,000 (150% of EMPS), but less than $6,549,000 (150% of EMPS) for CY 2019, and as a result only $500,000 of Earnout Amount is earned for EMPS in CY 2019, then, subject to Section 2.7(d)(iii), up to $500,000 of additional Earnout Amount for EMPS can be earned for CY 2020 as follows:

B1.	$6,549,000 (150% of EMPS Target) or greater	$500,000

C. CY 2019 Aggregate Earnout Amount for Eligible Product Calculations	CY 2020 Earnout Amount	Conditions to be Met in CY 2020 to Earn Applicable CY 2020 Earnout Amount
	$250,000	If A1 only achieved

	$500,000	If B1 only achieved

	$750,000	If A1 and B1 are achieved

	$1,750,000	If A1 and A2 are achieved

Total Potential Aggregate Maximum Earnout Amount for Eligible Products in CY 2020	$2,250,000	If A1, A2 and B1only are achieved

	$0	If A1 and B1 not achieved

(d) Certain Clarifications Related to Section 2.7(c). For avoidance of doubt and for clarification purposes:

(i) If revenues from Freedom Products and Services are less than: (1) $1,035,000 (100% of Freedom Target) for CY 2019, no Earnout Amount from Freedom Products and Services will be earned for CY 2019, or (2) $1,552,000 (150% of Freedom Target) for CY 2020, no Earnout Amount from Freedom Products and Services will be earned for CY 2020;

(ii) If revenues from EMPS are less than (1) $4,366,000 (100% of EMPS Target) for CY 2019, no Earnout Amount from EMPS will be earned for CY 2019, or (2) $6,549,000 (150% of EMPS Target) for CY 2020, no Earnout Amount from EPMS will be earned for CY 2020;

(iii) No Earnout Amount earned in CY 2019 from Freedom Products and Services or EMPS can be earned again in CY 2020.

(e) Revenues for Eligible Products. Revenue from Eligible Products shall mean the sum of the following (the calculation and determination of which shall be based on GAAP):

(i) With respect to the Eligible Products that constitute hardware, the dollar value of such Eligible Products that (A) shipped, or (B) could reasonably have been shipped based on the satisfaction of the applicable shipping conditions and customary shipping lead times of the Purchaser, with respect to this clause (B), consistent with Purchaser’s standard terms and conditions, credit conditions and pricing conditions (which conditions shall be generally consistent with such applicable conditions for the industry of the Business) industry standard terms and conditions consistent with such applicable conditions for the industry in which the Purchaser conducts business), in each case of clauses (A) and (B), at any time during the CY 2019 or CY 2020 and with such dollar value based on the aggregate amounts set forth on the applicable purchase orders and applicable supporting price lists.

(ii) With respect to the Eligible Products that constitute software, the dollar value of such Eligible Products for which a software license key (or similar access code) (A) has been provided, or (B) could reasonably have been provided based on the satisfaction of the applicable conditions, with respect to this clause (B), consistent with Purchaser’s standard terms and conditions, credit conditions and pricing conditions (which conditions shall be generally consistent with such applicable conditions for the industry of the Business), in each case of clauses (A) and (B), at any time during the CY 2019 or CY 2020 and with such dollar value based on the aggregate amounts set forth on the applicable purchase orders and applicable supporting price lists.

(iii) With respect to services (including any non-recurring engineering services or other consulting services) provided by Purchaser or any of its Affiliates in respect of any Eligible Product, the dollar value of such services (A) provided, or (B) which could reasonably have been provided based on the satisfaction of applicable conditions, with respect to this clause (B), consistent with Purchaser’s standard terms and conditions, credit conditions and pricing conditions (which conditions shall be generally consistent with such applicable conditions for the industry of the Business), in each case of clauses (A) and (B), at any time during the CY 2019 or CY 2020 and with such value based on the amounts set forth on the applicable contract underlying such applicable service (and to the extent that any such services are required to be provided over a period of time pursuant to which a portion of such services were provided during the CY 2019 or CY 2020 and the remainder of such services will be provided thereafter, the prorated dollar value of such services provided during the CY 2019 or CY 2020 will constitute value that will count towards the revenue for the Eligible Products for the CY 2019 or CY 2020, as applicable).

(f) “Earnout Acceleration Event” shall mean the occurrence of any of the following prior to the expiration of the Earnout Period (for clarity purposes, while no Earnout Acceleration Amount (as defined below), shall be payable more than once, Earnout Acceleration Amounts not previously paid in connection with an Earnout Acceleration Event set forth in Section 2.7(f)(i), can be earned and payable as a result of a subsequent Earnout Acceleration Event):

(i) a direct or indirect sale, assignment, disposition and/or other transfer of (A) all or substantially all of the Business and/or the Purchased Assets; (B) a portion of the Eligible Freedom Products and Services that contributes substantial value thereto that reasonably could be expected to make it unlikely that the Freedom Products and Services Earnout Amounts for CY 2019 or the Freedom Products and Services Earnout Amounts for CY 2020 could be achieved; or (C) a portion of the Eligible EMPS that contributes substantial value thereto that reasonably could be expected to make it unlikely that the EMPS Earnout Amounts for CY 2019 or the EMPS Earnout Amounts for CY 2020 could be achieved, including with respect to each of clauses (A), (B) and (C) the granting of an exclusive license to the Eligible Products; provided, however, that for the avoidance of doubt, this Section 2.7(f)(i) shall not apply to a Purchaser Change of Control, which is addressed in Section 2.7(f)(ii).

(ii) a Purchaser Change of Control following which within six months thereafter Purchaser or its successor (as the case may be) discontinues the Freedom Products and Services or the EMPS, in each case other than due to market demand – i.e., such discontinuance is due to the advent of competing alternative products not developed by Purchaser or its successor (as the case may be) that are materially superior with respect to cost and performance as compared to the Freedom Products and Services or the EMPS;

(iii) Notwithstanding anything to the contrary provided in this Section 2.7 or elsewhere, if at the time of an Earnout Acceleration Event, Parent Stock is no longer being traded and/or listed on the Trading Market and/or in connection with such event within a specific period of time after an Earnout Acceleration Event, will no longer be traded and/or listed on the Trading Market, the Earnout Consideration representing the Earnout Acceleration Amount), shall (A) be paid within the time period set forth in Section 2.7(l) below, and (B) be paid in (I) cash if any Earnout Acceleration Event is not in connection with a Purchaser Change of Control transaction, and (II) such cash and/or securities as were issuable to all holders of shares of Parent Stock if such Earnout Acceleration Event is in connection with a Purchaser Change of Control transaction.

(g) “Eligible Products” means collectively (i) the products (whether hardware or software and including service, maintenance and shipping revenue thereon) of the Freedom Products and Services and any new versions, enhancements, or derivatives thereof, including without limitation new SKUs not listed on such schedule (the “Eligible Freedom Products and Services”); and (ii) the products (whether hardware or software and including service, maintenance and shipping revenue thereon) of the EMPS and any new versions, enhancements, or derivatives thereof, including without limitation new SKUs not listed on such schedule (the “Eligible EMPS”).

(h) Earnout Calculation Statement. Within ninety (90) days of each of December 31, 2019 and December 31, 2020, Purchaser shall prepare and deliver to the Seller a certificate setting forth in reasonable detail Purchaser’s good faith calculations of (i) revenues for: Freedom Products and Services, EMPS and aggregate Eligible Products, (ii) Earnout Amounts for: Freedom Products and Services, EMPS and aggregate for Eligible Products, (iii) the Earnout Payments, and (iv) Earnout Consideration all for CY 2019 and CY 2020 (as the case may be) and a copy of all final information used in making all such calculations and determinations (the “Earnout Calculation Certificate”). Each Earnout Consideration Certificate shall be signed by the Parent’s chief financial officer as to the accuracy of all such information and calculations. Purchaser shall provide to the Seller and its Representatives, reasonable access (and copies) during normal business hours to Purchaser and Purchaser’s Representatives including its independent accountant, and the Books and Records of Purchaser and its relevant Subsidiaries and such other information, documents and Persons as Seller and/or its Representatives may reasonably request in order to verify all amounts, calculations, determinations and/or all other information set forth and/or required to be set forth in the applicable Earnout Calculation Certificate. Purchaser shall and shall ensure that all of its Representatives provide reasonable cooperation to the Seller and its Representatives.

(i) Disputes. The Seller shall notify Purchaser in writing within thirty (30) calendar days of actual receipt by Seller of the applicable Earnout Calculation Certificate as to whether the Seller disputes any of the amounts, calculations, determinations and/or other information set forth or required to be set forth in the applicable Earnout Calculation Certificate, setting forth in reasonable detail the items in dispute and the basis for the dispute (“Earnout Dispute Notice”). For clarity, a communication from the Seller that does not dispute the amount or method of any determination, calculation and/or other information included and/or required to be included in any Earnout Calculation Certificate but disputes any right of set-off Purchaser is requesting under Section 7.3(i) for Losses that the Seller is required to indemnify a Purchaser Party against, shall not be an Earnout Dispute Notice for the purposes of this Section 2.7(i), and any such dispute shall be resolved solely as set forth in Section 9.10. If (i) the Seller does not deliver an Earnout Dispute Notice within thirty (30) calendar days of actual receipt of an applicable Earnout Calculation Certificate, or (ii) the Seller accepts the amounts set forth in such Earnout Calculation Certificate in writing (the earlier of (i) or (ii) the “Preliminary Earnout Resolution Date”), the applicable Earnout Calculation Certificate shall be deemed final and binding on Purchaser and the Seller. In the event an Earnout Dispute Notice is delivered, Purchaser and the Seller (or the designated representative of the Seller) shall meet within twenty (20) Business Days of the delivery of such Earnout Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached as reflected in an agreement in writing signed by the Seller and the Purchaser, such writing shall be deemed final and binding on Purchaser and the Seller (the date thereof, the “Party Earnout Resolution Date”). If no final resolution is reached within twenty (20) Business Days of the delivery of such Earnout Dispute Notice after good faith negotiation, either Purchaser or the Seller may require that the dispute be resolved in accordance with the dispute resolution mechanism set forth in Section 9.10 (the date of such resolution, the “Arbitration Earnout Resolution Date”)

(j) Payment of Earnout Consideration. Once the Earnout Payment, Earnout Amount and the Earnout Consideration for CY 2019 and CY 2020 (as applicable) is finally determined on the earliest to occur of the Preliminary Earnout Resolution Date, the Party Earnout Resolution Date and the Arbitration Earnout Resolution Date, Purchaser shall within three (3) Business Days thereafter issue or cause to be issued the applicable Earnout Consideration to the Seller and/or its designees in accordance with this Agreement.

(k) During the Earnout Period, Purchaser shall and shall cause its Subsidiaries and all of their respective officers, managers and employees to (i) maintain the Business as a separate business unit, capable of being audited in accordance with GAAP, and (ii) maintain separate Books and Records for the Business. Subject to the above sentence and the other terms of this Agreement, subsequent to the Closing, the Company shall have sole discretion with regard to all matters relating to the operation of the Business, provided, that from Closing through (and including) December 31, 2020, Purchaser agrees to (i) conduct the Business of the Purchaser (and its Subsidiaries) in good faith with respect to the achievement of the maximum Earnout Amount for CY 2019 and CY 2020, and (ii) not to take any action or omit to take any action with the intent or purpose of avoiding or reducing the likelihood of the Seller achieving the maximum Earnout Amount for CY 2019 and CY 2020.

(l) In the event that prior to the expiration of the Earnout Period an Earnout Acceleration Event shall occur, Purchaser shall, within ten (10) Business Dates of the occurrence of the Earnout Acceleration Event, issue or cause to be issued the Earnout Consideration to the Seller or its designees (pursuant to the Payment Schedule), which Earnout Consideration shall be calculated using the Earnout Acceleration Amount.

(m) The “Earnout Acceleration Amount” shall be the full Earnout Amount and Earnout Consideration for CY 2019 and CY 2020 payable to the Seller and/or its designees, pursuant to Section 2.7 (whether or not actually earned and regardless of whether it was, is or could be earned in the future, subject to subsections (i) and (ii) of this Section 2.7(m)), less any Earnout Amounts already paid to the Seller and/or its designees, provided however:

(i) In the case of an Earnout Acceleration Event under Section 2.7(f)(i)(B) only the Freedom Products and Services Earnout Amounts for CY 2019 and/or CY 2020, as applicable, shall be included in the calculation of the Earnout Acceleration Amount, and in the case of an Earnout Acceleration Event under Section 2.7(f)(i)(C) only the EMPS Earnout Amounts for CY 2019 and/or CY 2020, as applicable, shall be included in the calculation of the Earnout Acceleration Amount;

(ii) In the case of an Earnout Acceleration Event under Section 2.7(f)(ii) with respect to the discontinuance of only the Eligible Freedom Products and Services, only the Freedom Products and Services Earnout Amounts for CY 2019 and/or CY 2020, as applicable, shall be included in the calculation of the Earnout Acceleration Amount, and in the case of an Earnout Acceleration Event under Section 2.7(f)(ii) with respect to the discontinuance of only the Eligible EMPS, only the EMPS Earnout Amounts for CY 2019 and/or CY 2020, as applicable, shall be included in the calculation of the Earnout Acceleration Amount.

2.8 Exemption from Registration. The shares of Parent Stock to be issued as Closing Share Consideration, Holdback Shares and Earnout Consideration in connection with the transactions contemplated by this Agreement are being issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder (a “Private Placement”) and, therefore, may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable state blue sky securities laws and regulations or pursuant to an exemption therefrom. Subject to the Registration Rights provided under Section 8.10 of this Agreement, the certificates issued by Purchaser with respect to the shares of Parent Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, state blue sky securities laws and such other restrictions as shall be set forth in an Investment Representation Letter in the form attached hereto as Exhibit C.

2.9 Nonassignable Assets. Seller shall use its commercially reasonable efforts to obtain all consents and approvals necessary to assign to Purchaser any Purchased Asset. To the extent that the assignment hereunder by Seller to Purchaser of any such Purchased Asset is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an assignment of any such Purchased Asset if such consent is not given or obtained, and Purchaser shall assume no Liabilities thereunder. Without in any way limiting Seller’s obligations to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Purchased Assets to the Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, after the Closing, Seller shall continue to use its commercially reasonable efforts to obtain such consents and shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the rights and benefits of any and all such Purchased Assets which are not so assigned by Seller to Purchaser at the Closing, provided that Purchaser performs all obligation and is otherwise responsible for all Liabilities related to any such Purchased Assets after the Closing, which obligations and Liabilities shall be deemed Assumed Liabilities.

2.10 Post-Closing Amounts Received and Paid. All cash collected on or after the Closing Date from receivables and sales which constitute Purchased Assets and receivables and sales relating to the conduct of the Business by Purchaser or its Affiliates on or after the Closing Date shall belong to, and if received by Seller or any of its Affiliates, shall be received for the benefit and the account of, Purchaser, and Seller shall (and cause its Affiliates to, if applicable), within three (3) Business Days, transfer and remit to Purchaser all such amounts received by or paid to Seller or any of its Affiliates on or after the Closing Date. Furthermore, Seller shall take, and shall cause its Affiliates to take, any action and execute any additional document(s) or instrument(s) of transfer reasonably requested by Purchaser to reflect the transfer of the Purchased Assets and if, after the Closing, is in possession of any Purchased Asset shall deliver such Purchased Asset to Purchaser at Purchaser’s premises. From and after the Closing Date, to the extent that Purchaser or any of its Affiliates receives any check or any other evidence of indebtedness, payable to the order of Seller, on account of any accounts or notes receivable which are included in the Purchased Assets, Seller shall, at Purchaser’s election, promptly endorse any check or other evidence of indebtedness over to Purchaser or otherwise take any and all commercially reasonable steps requested by Purchaser to cause such check or other evidence of indebtedness to be deposited into Purchaser’s, or its Affiliate’s, bank account.

2.11 Withholding. Notwithstanding any other provision in this Agreement, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.12 Adjustments for Capital Changes. If, between the date hereof and the Closing (as to the Closing Share Consideration), between the date hereof and the Holdback Distribution Date (as to the Holdback Shares), and between the date hereof and the payment of all Earnout Payments, Earnout Amounts and Earnout Consideration for CY 2019 and CY 2020, Parent (i) recapitalizes either through a split up of its outstanding shares of Parent Stock into a greater number of shares of Parent Stock or through a combination of its outstanding shares of Parent Stock into a lesser number of shares of Parent Stock, (ii) reorganizes, reclassifies or otherwise changes its outstanding shares of Parent Stock into the same or a different number of shares of Parent Stock of other classes (other than through a split up or combination of shares of Parent Stock provided for in the previous clause), or (iii) declares a dividend on its outstanding shares of Parent Stock payable in shares of Parent Stock or securities convertible into shares of Parent Stock, the Closing Share Consideration, the Holdback Shares and the Earnout Consideration, as applicable, will be proportionally and equitably adjusted.

ARTICLE III

CONDITIONS TO CLOSING AND CLOSING DELIVERABLES

3.1 Conditions to Closing.

(a) Conditions to Obligations of Each Party to Effect the Closing.

(i) Governmental and Regulatory Approvals. Approvals from any Governmental Entity (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained.

(ii) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any Legal Requirement or Order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that would prohibit the consummation such transactions or which would permit consummation of such transactions only if certain divestitures were made or if Purchaser were to agree to limitations on its business activities or operations.

(iii) Legal Proceedings. No Governmental Entity shall have notified either party to this Agreement that such Governmental Entity intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(iv) Stockholder Approval. Seller shall have obtained the written consent or vote of stockholders owning at least a majority of the outstanding shares of the Company for the sale of the Purchased Assets to the Purchaser on the terms and conditions set forth in this Agreement.

(b) Additional Conditions to Obligation of the Seller.

(i) Representations and Warranties. The representations and warranties of the Purchaser contained in Article V of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date).

(ii) Performance. Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(iii) Officers’ Certificate. Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by its Chief Executive Officer, substantially in the form set forth in Exhibit E hereto.

(iv) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

(c) Additional Conditions to the Obligations of the Purchaser.

(i) Representations and Warranties. The representations and warranties of the Seller contained in Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date).

(ii) Performance. Seller shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller on or before the Closing Date.

(iii) Officers’ Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the President of Seller, substantially in the form set forth in Exhibit F-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of Seller, substantially in the form set forth in Exhibit F-2 hereto.

(iv) Payment Schedule. Purchaser shall have received the Payment Schedule.

(v) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Seller, the Business or the Purchased Assets since the date of this Agreement.

(vi) Written Consent. Purchaser shall have received signatures to the Seller’s stockholder consent to the transactions contemplated by this Agreement, and the Investment Representation Letter from the Seller and/or its designees.

(vii) Employment Agreement. Purchaser shall have received a duly executed employment agreement between the Purchaser and Scott Sieracki, the President of the Seller.

3.2 Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, as applicable, each of the following:

(a) evidence of all third party and governmental consents, approvals, filings, releases, terminations, filings, etc. set forth on Schedule 3.1(a), if any, required in connection with the transfer of the Purchased Assets and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, releases (in form reasonably acceptable to Purchaser) of any and all Liens with respect to any of the Purchased Assets;

(b) executed copies of the resolutions of (i) Seller’s, and Seller Subsidiaries’, boards of directors or similar governing body, and (ii) Seller’s and Seller Subsidiaries’ stockholders, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and approving the consummation of the transactions contemplated hereby and thereby;

(c) certificates of the secretary of state (or similar governing body) of the jurisdiction in which Seller is incorporated and each jurisdiction where it is qualified to do business (including the jurisdictions listed on Schedule 4.1) stating that Seller is in good standing;

(d) a duly executed non-foreign person affidavit from VSI dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e) evidence, reasonably satisfactory to Purchaser, that the Purchased Assets are being delivered to Purchaser at the Closing free and clear of any and all Liabilities relating to Indebtedness of any of Seller or the Business;

(f) the Bill of Sale duly executed by Seller;

(g) an assignment and assumption agreement duly executed by the Seller (the “Assumption Agreement”);

(h) completed Investment Representation Letters, substantially in the form attached hereto as Exhibit C; and

(i) all other documents required to be delivered to Purchaser pursuant to Section 2.6(b).

3.3 Purchaser’s Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Cash Consideration by wire transfer of immediately available federal funds to an account specified by Seller in a writing delivered to Purchaser on the Closing Date, (ii) the Closing Share Consideration, (iii) certified copies of the resolutions of Purchaser’s board of directors approving the transactions contemplated by this Agreement, (iv) a Certificate of the Chief Executive Officer of the Purchaser certifying that each of the Closing Conditions set forth in this Article III have been satisfied, (v) the Assumption Agreement duly executed by the Purchaser, and (vi) all such other documents, instruments and certificates required to be delivered to Seller pursuant to Section 2.6(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in any disclosure schedules delivered to Purchaser by Seller concurrently with the Parties’ execution of this Agreement, the “Disclosure Schedule”), Seller represents and warrants to the Purchaser that the representations and warranties contained in this Article IV by Seller are true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date. Each item and information disclosed in the Disclosure Schedule shall constitute an exception to the representation and warranty to which it makes reference, shall be deemed to be disclosed to the Purchaser and shall also constitute an exception to each other representation and warranty of Seller herein without the necessity of cross reference and/or repetitive disclosure to the extent that the relevance to other representations and warranties is readily apparent from the text of the disclosures. The inclusion of the items and information in the Disclosure Schedule shall not be construed as an admission by Seller that such information is or is not material.

4.1 Organization and Power. Each of VSI and the Selling Subsidiaries is a corporation or limited liability company duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which each of VSI and the Selling Subsidiaries is qualified to do business is set forth on Schedule 4.1. Each of VSI and the Selling Subsidiaries has full corporate power and authority and all Licenses necessary to own and operate the Purchased Assets owned and operated by Seller, and to carry on the Business as now conducted.

4.2 Subsidiaries. Schedule 4.2 sets forth a true, correct and complete list of all of the Subsidiaries of Seller and sets forth, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or interests, and the number and class of shares or interests thereof duly issued and outstanding. Other than the Subsidiaries set forth on Schedule 4.2, Seller does not own, beneficially or otherwise, any equity interest of, direct or indirect equity interests in, or other financial interest in any other Person. There are no outstanding options, warrants, calls, puts, subscriptions or other rights to acquire, issue, sell, deliver, transfer, repurchase or redeem from any Subsidiary of Seller any equity interests of such Subsidiary. Seller is not, nor are any of its Subsidiaries (i) a participant in any joint venture, partnership, or similar arrangement with any Person and (ii) required to make any investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

4.3 Authorization of Transaction. Subject to stockholder approval, VSI and each of the Selling Subsidiaries has full entity power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of VSI and each of the Selling Subsidiaries has duly approved this Agreement and all other Transaction Documents to which VSI and each of the Selling Subsidiaries is a party and have duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other organizational, equityholder or other proceedings on the part of Seller (or any of its equityholders) are necessary to approve and authorize the execution and delivery of this Agreement and/or any of the other Transaction Documents to which VSI and each of the Selling Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which VSI and each of the Selling Subsidiaries is a party have been duly executed and delivered by Seller and (assuming the due execution and delivery hereof and thereof by the other parties thereto) constitute the valid and binding agreements of Seller, enforceable against VSI and each of the Selling Subsidiaries in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.4 Absence of Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by VSI and each of the Selling Subsidiaries do not (i) materially conflict with or result in any material breach of any of the terms, conditions or provisions of, (ii) constitute a material default under, (iii) result in a material violation of, (iv) give any third party the right to modify, terminate or accelerate any material obligation under, (v) result in the creation of any Lien upon the Purchased Assets, or (vi) require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person or group of Persons, under the provisions of the certificate of formation or operating agreement of VSI and each of the Selling Subsidiaries (or any of its other organizational documents) or any Contract, Law, License, judgment, order or decree to which VSI and each of the Selling Subsidiaries, any of the Purchased Assets and/or the Business are subject, bound or affected the result of which would have a Material Adverse Effect.

4.5 Financial Schedules.

(a) Schedule 4.5(a) sets forth the unaudited statements of the Seller as at and for (i) the years ended December 31, 2017 and December 31, 2016 and (ii) for the nine (9) month period ended September 30, 2018, including in each of clauses (i) and (ii), a balance sheet and statement of income (collectively, the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects and each of the Financial Statements have been prepared in accordance with GAAP (except no footnotes have been prepared related thereto) applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, the financial condition of Seller at their respective dates. For the purposes hereof, September 30, 2018 is referred to as the “Balance Sheet Date.”

(b) Schedule 4.5(b) lists all deferred revenue of the Business associated with the Assumed Liabilities.

(c) The Seller, and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

4.6 Absence of Undisclosed Liabilities. The Business does not have any material obligations or Liabilities of any nature at or as of the Closing Date, except (i) those incurred in the conduct of the Seller’s Business and/or relating to the Purchased Assets since the Seller Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Legal Requirement, (ii) those incurred by Seller in connection with the execution and performance of this Agreement, the other Transaction documents and the transactions contemplated hereby and thereby, (iii) obligations under executory Contracts, and (iv) other Liabilities and obligations to the extent expressly disclosed in this Agreement or the Schedules attached hereto (including the Financial Statement).

4.7 Absence of Certain Developments. Since December 31, 2017 and other than as a result of and/or with respect to the transactions contemplated hereby and/or previously disclosed to the Purchaser in writing including in Financial Statements made available to Purchaser, neither the Business nor any Purchased Assets has: (a) suffered a Material Adverse Effect or suffered any material theft, damage, destruction or casualty loss that is not covered by insurance; (b) sold, leased, assigned, distributed, licensed, sublicensed, transferred or otherwise encumbered a portion of its assets or properties (tangible or intangible), except for sales of inventory or services in the ordinary course of business to unaffiliated third Persons on an arm’s length basis, or canceled without fair consideration any material debts or claims owing to or held by it; (c) entered into, amended or terminated any material Contract or License or materially changed any business practice; (d) made, granted or promised any bonus, severance, retention or other incentive amount or any wage, salary, compensation or benefit increase to any current or former director, officer, employee or sales representative, group of employees, individual service provider or consultant; (e) adopted, entered into, amended or terminated any Plan, other than as required by Law; (f) entered into any transaction with any Insider (or any Affiliate of any Insider); (g) conducted its cash management customs and practices other than in the ordinary course of business (including with respect to maintenance of working capital balances, maintenance of inventory levels, collection of accounts receivable and payment of accounts payable); (h) failed to make any material capital expenditures that were previously budgeted or scheduled to be made; (i) offered any discounts on any of its products or services or any promotions, rebates, coupons or special offers with respect to any of its products or services with terms and conditions that differ materially from the terms and conditions previously offered by Seller with respect to the Business; (j) changed in any material respect any of the terms and conditions with respect to the pricing of any of its products or services (including any terms and conditions that are ancillary to, or otherwise affect, the aggregate price paid for any of its products or services) that differ from the terms and conditions previously offered by Seller with respect to the Business; and/or (k) committed or agreed to any of the foregoing.

4.8 Title to Properties; Sufficiency of Assets.

(a) Seller does not own any real property.

(b) Schedule 4.8(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. Seller has made available to Purchaser true, correct, complete and accurate copies of each of the Leases described in Schedule 4.8(b) With respect to each Lease listed on the Schedule 4.8(b): (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to Seller’s Knowledge, no party to such Lease has repudiated and/or is in material breach of any provision thereof; (iii) to Seller’s Knowledge, there are no disputes as to such Lease; (iv) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Purchaser; and (v) Seller has not assigned, transferred or encumbered (other than a Permitted Lien) any interest in such Lease.

(c) Other than Liens that will be removed at or prior to Closing, as set forth on Schedule 4.8(c)(i), Seller owns valid title, free and clear of all Liens, to, or has valid Contract rights to use, all of the personal property and assets used by or on behalf of the Business (including the Purchased Assets) and all intangible personal property and assets of Seller included within the Purchased Assets, except for Permitted Liens. At the Closing, Seller will convey to Purchaser valid title or Contract rights to all personal property and assets included within the Purchased Assets, free and clear of all Liens (other than Permitted Liens). All material personal property of Seller used in the operation of the Business are in good condition and repair in all material respects, ordinary wear and tear expected, and are useable in the ordinary course of business of the Business and no material personal property of Seller used in the operation of the Business requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on Schedule 4.8(c)(ii), the Purchased Assets so conveyed and the rights granted to Purchaser under this Agreement will include all of those assets, properties, rights titles and interests of every kind and nature owned, licensed or leased by Seller used in the Business as conducted at the Closing and will enable Purchaser to operate the Business in the same manner as operated by Seller prior to and as of the Closing Date.

4.9 Accounts Receivable. All of the accounts receivable of the Business reflected on Schedule 2.1(a)(i) arise from work actually performed in the ordinary course of business, are good and valid and represent bona fide claims against debtor for sales and/or other charges, less allowances for doubtful accounts. Such receivables will be paid in the ordinary course of business, and are not subject to any defenses, counterclaims or offsets. As of the Closing Date, (x) except as set forth on Schedule 4.9 no Person shall have any Lien on such receivables or any part thereof (other than pursuant to any Liens granted by Purchaser in connection with the Closing), and (y) no agreement for deduction, free goods, services, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables as of September 30, 2018, other than in the or any course of business.

4.10 Inventory. All of the Reports of the Business are listed on Schedule 4.10 (the “Inventory”). The Inventory of the Business is usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, and are not slow moving or obsolete, except for Inventory which has been written down through September 30, 2018 to realizable market value. None of the Inventory is subject to any consignment, bailment, warehousing or similar contract. As of the Closing Date, no person shall have any Lien on such Inventory or any part thereof (other than pursuant to any Liens granted by Purchaser in connection with Closing).

4.11 No Acceleration of Rights or Benefits. (i) Neither Seller nor the Business has made, and neither of them is obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement and (ii) no rights, benefits or obligations of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement.

4.12 Taxes. All Tax Returns required to be filed with respect to the Purchased Assets, the Business, and Seller or any affiliated, consolidated, combined, unitary or similar group of which Seller (in its capacity as owner of the Business) is or was a member have been duly and timely filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Seller has duly and timely paid all Taxes (including estimated taxes) and other charges for which it is liable (whether or not shown on any Tax Return) and all Taxes payable with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been paid, other than certain employer portion of employment related Taxes which will constitute Current Liabilities as provided in Section 2.4. There are no liens with respect to Taxes (except for liens with respect to current Taxes not yet due) upon any of the Purchased Assets or other assets used in the Business. None of the Purchased Assets constitute equity interests in an entity or arrangement treated as a partnership or joint venture for U.S. federal income Tax purposes. No written claim has been made in the prior five (5) years by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has, as applicable, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has timely and accurately filed all related forms (including Forms W-2 and equivalent state forms). Seller is not a party to nor bound by any Tax allocation or sharing agreement and Seller has no Liability for the Taxes of any Person, as a transferee or successor, by Contract, by applicable Law, or otherwise. Schedule 4.12 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which, to Seller’s Knowledge, Seller is required to file Tax Returns with respect to the Business and/or the Purchased Assets. There is no dispute or claim concerning any Tax liability of Seller claimed or raised by any authority in writing or otherwise to the knowledge of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received by Seller on or prior to the Closing Date. Seller (A) has not been a member of an affiliated Group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. With respect to the Business and the Purchased Assets, Seller has properly collected and remitted sales, value added and similar Taxes with respect to sales made or services provided to its customers for which Taxes were required to be collected and remitted, and for all sales or services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

4.13 Material Contracts and Commitments.

(a) Except for this Agreement and the other Transaction Documents, or those set forth on Schedule 4.13, as of the date of this Agreement, none of the Purchased Assets are bound by, whether written or oral, any (i) Excluded Contract, (ii) Contract with Seller, any Insider and/or any of its Affiliates, (iii) Contract which prohibits Seller from freely engaging in the Business anywhere in the world, and/or (iv) Contract relating to the acquisition or sale of the Business (or any material portion thereof).

(b) Schedule 4.13(b) sets forth a complete list of all material Contracts relating to the Business between Seller and any consultant or independent contractors with respect to creation or development of a Report.

(c) (i) To Seller’s Knowledge, no Contract required to be disclosed on Schedule 4.13(b) has been materially breached or canceled by the other party, and Seller has no Knowledge of any material anticipated breach by any other party to any Contract set forth on Schedule 4.13(b), (ii) Seller has performed all the obligations required to be performed by it prior to the Closing in connection with the Contracts required to be disclosed on Schedule 4.13(b) in all material respects and is not in material default under or in material breach of any Contract required to be disclosed on Schedule 4.13(b), and, to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each material Contract is legal, valid, binding, enforceable and in full force and effect.

(d) Seller has made available to Purchaser true and correct copies of all written Contracts which are required to be disclosed on Schedule 2.1(a)(ii) and Schedule 4.13(b), in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4.13(b)). Schedule 4.13(b) contains an accurate and complete description of all material terms of all oral Contracts referred to therein, if any.

4.14 Proprietary Rights.

(a) Schedule 4.14(a) sets forth a complete and correct list of all of the Owned Business Proprietary Rights, including: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights; and (ii) all material (x) trade names, (y) industrial designs, (z) unregistered trademarks, and (aa) unregistered copyright. The Owned Business Proprietary Rights are valid and the rights of the Seller in the Owned Business Proprietary Rights are enforceable. The Owned Business Proprietary Rights comprising granted or issued patents, registered trademarks, industrial design registrations and copyright registrations or any applications thereof are valid, enforceable and subsisting.

(a) Seller (i) exclusively owns and possesses all right, title and interest in and to all of the Owned Business Proprietary Rights and (ii) has a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 4.14(b), all other Proprietary Rights of Seller used primarily in the operation of the Business as conducted as of the Closing Date (the “Licensed Business Proprietary Rights” and, collectively with the Owned Business Proprietary Rights, the “Business Proprietary Rights”), in each case of items (i) and (ii), free and clear of all Liens (other than Permitted Liens).

(b) All of the Business Proprietary Rights are valid and enforceable, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Business Proprietary Rights has, been made, is currently outstanding or is threatened, and, to Seller’s Knowledge, there are no grounds for same. To the Seller’s Knowledge, no loss or expiration of any of the Business Proprietary Rights is threatened, pending or reasonably foreseeable.

(c) To Seller’s Knowledge, Seller has not, in the operation of the Business, and the operation of the Business has not, infringed, misappropriated or otherwise made any unlawful or unauthorized use of any Proprietary Right of any Person. To Seller’s Knowledge, neither the conduct of the Business, nor the products and services sold or performed by Seller in connection with the Business, nor the use, sale or performance of such products, services, or any Business Proprietary Rights infringes, misappropriates or otherwise makes any unlawful or unauthorized use of, nor has infringed, misappropriated, or otherwise made unlawful or unauthorized use of, any Proprietary Right of any Person. To Seller’s Knowledge, no other Person is infringing, misappropriating or otherwise making any unlawful or unauthorized use of any Business Proprietary Rights.

(d) The Seller is not in breach, violation or default under any license for any Licensed Business Proprietary Rights and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Seller or, to the knowledge of the Seller, the other parties thereto.

(e) All developers, at the time they created or developed the Owned Business Proprietary Rights, (the “Developers”) were either (i) full-time employees of the Seller or (ii) contractors, all of which assigned all rights in the Owned Business Proprietary Rights to the Seller pursuant to valid and enforceable written agreements, and the Developers did not incorporate any previously existing work product or other materials proprietary to the Developers or any third party in such creation or development. The Developers have waived in writing their moral rights in and to the Owned Business Proprietary Rights.

(f) The Business Proprietary Rights constitutes all of the Proprietary Rights that are necessary or otherwise required for the proper carrying on of the Business.

(g) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Persons (other than funds received in consideration for shares in the capital of the Seller) was used in the development of the Owned Business Proprietary Rights.

(h) In connection with its collection, use, storage, retention, disclosure, and transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), including as part of operation of the Business, the Seller is and has been in compliance with all applicable laws in all relevant jurisdictions, the Seller’s privacy policies and the requirements of any contract or codes of conduct to which the Seller is a party. The Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Seller is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(i) The consummation of the transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights or obligations of the Seller in any of the Business Proprietary Rights, and, from and after the consummation of the transactions contemplated hereby, the Seller shall maintain all of the rights thereto without modification or impairment.

(j) The Seller has taken commercially reasonable steps to maintain and protect each item of Owned Business Proprietary Rights, including all trade secret rights therein, and has taken reasonable steps to maintain the confidentiality of all portions of the trade secret information included in the Owned Business Proprietary Rights.

(k) All use, modification, distribution and licensing by the Seller of Open Source Materials has been done in accordance with the terms of the applicable license(s) for such Open Source Materials, and, no such use, modification, distribution or licensing will make the Owned Business Proprietary Rights (or any portion thereof) subject to a license for Open Source Materials (including claims of infringement in connection with such license), or otherwise result in the loss or impairment of the Seller’s rights to commercialize the Owned Business Proprietary Rights.

(l) All source code in respect of any Owned Business Proprietary Rights embodied in software (the “Owned Source Code”) (i) is currently stored in, and has never been removed from, the Seller’s premises (ii) has remained exclusively under the control and safekeeping of the Seller, and (iii) is not in the possession of any former employee or consultant of the Seller. The Owned Source Code has not been delivered or made available to any Person and the Seller has not agreed to or undertaken to or in any other way promised to provide such Source Code to any person.

(m) The Seller is, and, since July 1, 2014, has been, in compliance with CASL. The Company has not received any inquiries, notices of investigation, or enforcement actions with respect to its compliance with CASL from the Canadian Radio-television and Telecommunications Commission (“CRTC”), or been assessed any administrative monetary penalties by the CRTC as a result of non-compliance with CASL, and no complaints have been filed with the CRTC with respect to the compliance with CASL by the Seller.

(n) The Seller is under no obligation, and the transactions contemplated by this Agreement shall not create any obligation, that would require the Owned Business Proprietary Rights to be licenced to or licenced back to any third party.

4.15 Litigation; Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or affecting Seller or otherwise with respect to the Business or the Purchased Assets at law or in equity. Neither Seller nor the Business is subject to any outstanding order, judgment or decree issued by any Governmental Authority.

4.16 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Seller, and Purchaser will have no Liabilities in respect thereof.

4.17 Governmental Licenses and Permits. Schedule 4.17 contains a complete listing and summary description of all permits, licenses, orders, approvals, consents, certificates, registrations and other authorizations of any Governmental Authority or other similar rights (collectively, the “Licenses”) necessary for, used in or related to the Business. Seller owns or possesses all right, title and interest in and to all Licenses which to Seller’s knowledge are necessary to own and operate the Purchased Assets and to conduct the Business as conducted on the Closing Date. Seller is in material compliance with the terms and conditions of such Licenses. No loss or expiration of any License is pending or, to Seller’s Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

4.18 Employees and Independent Contractors.

(a) Seller is not a party to or bound by any collective bargaining agreement or other Contract or relationship with any labor union or similar employee representative with respect to the Business, Transferred Employees, or Purchased Assets. There are no pending or, to the Knowledge of Seller threatened, unfair labor practice complaints, strikes, work stoppages, slow downs, walkouts or other material labor disputes affecting the Business or Transferred Employees, and there have been no such disputes for the past three (3) years. To the Knowledge of Seller, no union organizing or decertification activities are underway or threatened with respect to Transferred Employees, and no such activities have occurred within the last three (3) years. Seller has not engaged in any unfair labor practice. Neither Seller nor the Business is and, to the Knowledge of Seller, no employee of Seller is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the business activities of the Business, other than non-competes, nondisclosures, confidentiality, employment, consulting or similar Contracts signed with the Seller. Seller has not implemented any plant closing or mass layoff of employees that could implicate the WARN Act, and no plant closings or employee layoffs will be implemented by Seller within the ninety (90) days immediately following the Closing Date. Except as would not result in material liability to the Business or the Purchased Assets: (i) Seller has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, overtime pay, vacation pay, fees, and other compensation which have accrued to its current and, for the past two (2) years, to former employees and independent contractors under applicable Law, Contract or Seller policy; and (ii) each individual who is providing or within the past three (3) years has provided services to Seller and is or was classified and treated by Seller as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so classified and treated for all purposes. Schedule 4.18(a) sets forth all Contracts between Seller and each Transferred Employee, including any non-competes, nondisclosures, confidentiality, employment, consulting or similar Contracts between Seller and each Transferred Employee (“Restrictive Contracts”). Seller has released each Transferred Employee from any such Restrictive Contracts that would prevent Seller from facilitating this Transaction, and Seller hereby assigns the rights arising under such Restrictive Contracts to Purchaser and Seller may not enforce such rights on and after Closing.

(b) Schedule 4.18(b) sets out: the names of all employees; their position or title; their status (e.g. full time, part time, temporary, casual, or seasonal); their total annual renumeration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, it any; other terms and conditions of their employment; their age; their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and whether any employees are on any approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return.

(c) Each Person classified as independent contractors that performs, or has performed in the past three (3) years, services for or on behalf of the Business (collectively, “Business Contractors”) do satisfy and have satisfied the requirements of Law to be so classified. Seller or the Business (as applicable) have fully and accurately reported their compensation on IRS Forms 1099 when and if required to do so, and the name, annual compensation and the applicable term for which such services were or are anticipated to be provided of each such individual who provided services during the period beginning on January 1, 2017 and through the Closing Date is listed on Schedule 4.18(c).

(d) All the Transferred Employees and Business Contractors in the past three (3) years who have had access to Confidential Information have executed forms of confidentiality agreement which effectively restrict the use and disclosure of Confidential Information so that Confidential Information may not be disclosed and may be used for the benefit of the Business only. Each Person who is or was involved in the creation or development of any product or service with respect to the Business and on which Seller owns (or purports to own) any Proprietary Rights has executed a valid and enforceable written agreement with Seller that assigns to Seller all rights, title and interest in and to any and all such Proprietary Rights with respect to such creation or development. To Seller’s knowledge, no current or former stockholder, officer, director, employee, consultant or contractor of Seller has any claim, right (whether or not currently exercisable), or ownership interest in any Proprietary Right that is material to the operation of the Business.

(e) In the last twelve (12) months, none of the Transferred Employees and Business Contractors have terminated or materially modified any of the terms of their respective employment or engagement, as applicable, and to the Seller’s Knowledge, none of the Transferred Employees and Business Contractors who are currently performing services for or on behalf of the Business have any plans to terminate or materially modify their respective employment or engagement, as applicable.

(f) Each of VSI and the Selling Subsidiaries is in compliance with applicable workers’ compensation laws and regulations made pursuant thereto and there are no outstanding assessments, levies or penalties thereunder.

4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) sets forth a correct, up to date and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA), and each other employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, equity incentive, equity compensation, profit sharing, termination, savings, change of control, pension, retirement, post-employment, post-retirement, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, medical, dental, disability, death, life insurance and similar plans, programs, arrangements, agreements or practices provided for the benefit of the current or former directors, officers or employees of the Seller, or any spouse, dependent or beneficiary of such Persons, whether established, administered, maintained, contributed to, sponsored, invested or funded by the Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any Liability, and whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered (each a “Seller Plan”, and collectively, “Seller Plans”). Each Seller Plan has been established, administered, maintained, contributed to, sponsored, invested or funded in all material respects, in accordance with its terms and in compliance with all applicable Law, including ERISA, the Code and the Income Tax Act (Canada). Each Seller Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, and nothing has occurred with respect to the operation of such Seller Plan that could reasonably be expected to cause the loss of such qualification.

(b) No Seller Plan is, and none of the Sellers nor any of their ERISA Affiliates have at any time had any Liability with respect to, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including, a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) a plan or arrangement providing for, post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, and at the sole expense of such Person). No individual who has performed services for either Seller has been improperly excluded from participation in any Seller Plan.

(c) All contributions (including all employer contributions and employee salary-reduction contributions), premiums and other payments under or in connection with each Seller Plan required to have been made under the terms of such Seller Plan or pursuant to applicable Laws have been timely made.

(d) Any obligation or Liability of the Seller under the Seller Plans shall remain the obligation and Liability of the Seller from and after the Closing Date according to the terms of the Seller Plans and, without limiting the generality of the foregoing, the Seller will have the sole responsibility for satisfying any Liability arising in respect of the Seller Plans, including for the avoidance of doubt, any claim Incurred or accrued by a Transferred Employee, or a or any spouse, dependent or beneficiary of such Persons, on or prior to the Closing Date.

4.20 Insurance. Schedule 4.20 lists and describes each insurance policy maintained by or on behalf of Seller with respect to the Business, the Purchased Assets and/or the Assumed Liabilities. All of such insurance policies are in full force and effect, and Seller is not and has not been in material default with respect to its obligations under any such insurance policies.

4.21 Affiliate Transactions. No current or former officer, director, employee, stockholder of Seller, or any Affiliate of any of the foregoing or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), (a) owns, directly or indirectly, in whole or in part, any property or asset (tangible or intangible) that are used in the operation of the Business and/or is included in the Purchased Assets, other than Excluded Assets; (b) other than Liens on the Transferred Assets which will be removed prior to the Closing as set forth in Schedule 4.8(c)(i), has any cause of action or other claim whatsoever against, or owes any amount to, Seller in respect of the Business or the Purchased Assets; and/or (c) is a party to any Contract or material transaction with Seller and/or the Business (except in connection with any employment or consulting engagement in the ordinary course) or owns any interest in any material financial or ownership interest in any customer, supplier or other material business relation of Seller and/or the Business.

4.22 Compliance with Laws. Seller, and to Seller’s Knowledge, Seller’s officers, directors, agents and employees (in their capacities working on behalf of Seller) are (and during the past three (3) years have been), in compliance, in all material respects, with all Laws applicable to the Business and no claims or other Proceedings have been filed against Seller alleging a material violation of any such Laws, and Seller has not received written notice of any such violations.

4.23 Environmental Matters. With respect to the Business, the Purchased Assets, and the Leased Real Property, Seller, to its knowledge, is, and during the past two (2) years has been, in compliance in all material respects with all applicable Environmental and Safety Requirements. Seller has not (i) received any written or, to the Knowledge of Seller, oral notice, report or other information regarding any actual or alleged material violation of or Liabilities under any Environmental and Safety Requirements with respect to the Business, the Purchased Assets or the Leased Real Property, (ii) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned, operated or leased any property or facility contaminated by (and none of the Leased Real Property contains or is contaminated by) any Hazardous Materials, so as would rise to any Liabilities pursuant to any Environmental and Safety Requirements, or (iii) manufactured, sold, repaired, marketed, installed, or distributed products containing Hazardous Materials, so as would give rise to any Liabilities pursuant to any Environmental and Safety Requirements. Neither Seller nor the Business is subject to any outstanding order, judgment or decree pursuant to any Environmental and Safety Requirements or relating to any Hazardous Materials. Seller has made available to Purchaser all environmental reports, audits, and other information materially bearing on environmental, health and safety matters associated with the Business or the Purchased Assets that are in its possession or reasonable control.

4.24 Customers and Suppliers. Schedule 4.24 sets forth: (a) each of the customers of the Business (“Customers”) and the amount of revenue of the Business generated from each Customer during the twelve (12) month period ended September 30, 2018 categorized by (i) customers who have purchased subscription-based services (with the revenue categorized per type of subscription purchased), and (ii) customers who have purchased other products or services of the Business on a per-transaction basis; and (b) each of the ten (10) largest suppliers of the Business taken as a whole, determined by purchases for the twelve (12) months ended September 30, 2018 (the “Material Suppliers”), together with (by Material Supplier) the amount of purchases of the Business from each such Material Supplier during the twelve (12) months ended September 30, 2018. In the last twelve (12) months, no Customer has cancelled, terminated or materially modified any of the terms or conditions (including, without limitation, any pricing term) of any Contract between such Customer and Seller, or, to the Knowledge of Seller, threatened to cancel, terminate or materially modify any of the terms or conditions (including, without limitation, any pricing term) of any Contract between such Customer and Seller, or, to the Knowledge of Seller, submitted any complaints or grievances (including, without limitation, formal, informal, written or oral complaints) regarding any Contract between such Customer and Seller or regarding the Business in general. Seller has not received from any Customer any notice, written or otherwise, and Seller has no Knowledge, that any Customer intends, to cancel or otherwise materially modify its relationship with the Business. In the last twelve (12) months, no Material Supplier has cancelled, terminated or materially modified any of the terms or conditions (including, without limitation, any pricing term) of any Contract between such Material Supplier and Seller, or, to the Knowledge of Seller, threatened to cancel, terminate or materially modify any of the terms or conditions (including, without limitation, any pricing term) of any Contract between such Material Supplier and Seller. Seller has not received any notice, written or otherwise, and Seller has no Knowledge, that any Material Supplier or Customer intends to cancel or otherwise materially modify its relationship with the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Seller, to its Knowledge, is and for the prior two (2) years has been in material compliance with all applicable privacy and other Laws and regulations relating to protection, collection, use, and distribution of Customer Data.

4.25 Products and Services. All products and services manufactured, sold or delivered with respect to the Business have been in material conformity with all applicable contractual commitments and applicable Law and all express and implied warranties, and neither Seller nor the Business has had any liability (and, to the Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement thereof or other damages in connection therewith (including arising out of any injury to individuals or property as a result of the ownership, possession, use or consumption thereof) in excess of any reserve specifically established with respect thereto. No products or services manufactured, sold or delivered with respect to the Business are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of Seller’s standard warranty or terms and conditions (including as a result of any course of conduct between Seller and any Person or as a result of any statements in any of Seller’s product or promotional literature). Seller has not been notified of any claims for (and to Seller’s Knowledge there are no threatened claims for) any extraordinary product returns or warranty obligations relating to any products or services manufactured, sold or delivered with respect to the Business. There has been no recall or withdrawal of any product or service manufactured, sold or delivered with respect to the Business or other similar action by a Governmental Authority or private action with respect to any such product or service.

4.26 Brokers. No broker, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and/or any of the Transaction Documents based upon arrangements made by or on behalf of Seller or its Affiliates.

4.27 No Other Representations. Except for the representations and warranties contained in this Article IV as and to the extent modified by the Disclosure Schedule, none of the Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller including any representation or warranty as to the accuracy or completeness of the information regarding the Seller, the Business, the Purchased Assets, and/or the Assumed Liabilities furnished or made available to the Purchaser, its Affiliates and/or its Representatives (including any information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates and/or its Representatives in any “data rooms.” The Seller disclaims any and all other representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller that:

5.1 Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder.

5.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and/or the other Transaction Documents. This Agreement constitutes, and each of the other Transaction Documents to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

5.3 No Violation. Purchaser is not subject to or obligated under its certificate of formation or other organizational documents, any applicable Law of any Governmental Authority, or any agreement or instrument to which it is a party or bound, or any license, franchise or permit to which it is a party or bound, or subject to any order, writ, injunction or decree to which it is a party or bound, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Purchaser is a party, other than any consents, approvals or other actions which have been obtained and/or made by Purchaser on or prior to the date hereof.

5.4 Governmental Authorities and Consents. Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party or the transactions contemplated hereby or thereby.

5.5 Litigation. There are no Proceedings or orders pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser which would adversely affect Purchaser’s performance under this Agreement and the other Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

5.6 Solvency. Purchaser is solvent and (a) able to pay its debts as they become due; (b) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Purchaser; or (b) violate or conflicts with any judgment, order decree, statute, law, ordinance, rule or regulation applicable to Purchaser. Purchaser has obtained all consents, approvals, waivers and authorization required to be obtained by Purchaser from any Person or entity (including any governmental authority) in connection with the execution, delivery and performance by Purchaser of its Agreement, the consummation of the transactions contemplated hereby and the ownership and operation of the Business.

5.8 Brokers. No broker, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and/or any of the Transaction Documents based upon arrangements made by or on behalf of Purchaser or its Affiliates.

5.9 Sufficiency of Funds; Solvency. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Consideration and consummate the transactions contemplated by this Agreement and the other Transaction Documents. Immediately after giving effect to the transactions contemplated hereby and in the other Transaction Documents, Purchaser shall be solvent and shall (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business.

5.10 S-3 Eligible. Parent is eligible to register for issuance to Seller and/or resale by any Seller Person all Closing Share Consideration, the Holdback Shares and all shares of Parent Stock required to be issued as Earnout Consideration.

5.11 Nasdaq. Parent is, and for the past two (2) years has been in compliance with all listing and continued listing requirements and standards of the Trading Market. The Parent Stock is listed on the Trading Market under the symbol “INVE”. During such two-year period, Parent has not received any correspondence from Nasdaq regarding a possible delisting of its shares of Common Stock on Nasdaq and has no reason to believe Nasdaq has any reason now or in the foreseeable future to commence delisting proceedings.

5.12 Parent Common Stock. The shares of Parent Stock issued to the Seller and/or its designees pursuant to this Agreement including, but not limited to, the Closing Share Consideration, Holdback Shares and Earnout Consideration shall be, when issued in accordance with the terms of this Agreement, validly issued and outstanding, fully paid, nonassessable, free and clear of all Liens other than standard transfer restrictions under the federal securities laws.

5.13 SEC Reports.

(a) Parent has filed all documents, including all annual, quarterly and other reports, registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference), required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2017 (collectively, the “SEC Reports”). Since the date of the last SEC Report, there has not been the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which resulted in, or would reasonably be likely to result in, a material adverse effect with respect to Purchaser.

(b) The SEC Reports, including the financial statements and exhibits and schedules contained therein, (i) at the time filed (or furnished), complied (giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), and, in the case of registration statements, at the time of effectiveness, in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii) at the time they were filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and, in the case of registration statements, at the time of effectiveness, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(c) The financial statements (including any related notes) contained in SEC Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

(d) To Parent’s knowledge, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

5.14 Exclusivity of Seller Representations; No Reliance; Forward-Looking Information.

(a) The representations and warranties of the Seller set forth in Article IV constitute the sole and exclusive representations and warranties of the Seller or any other Person in connection with the transactions contemplated hereunder, and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Seller, and Purchaser is not and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article IV.

(b) In connection with the due diligence investigation of the Seller, the Business, the Assumed Liabilities and the Purchased Assets by the Purchaser and its Representatives, Purchaser and its Representatives have received and may continue to receive after the date hereof from the Seller and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding, among other items, the Seller, the Business, the Assumed Liabilities and the Purchased Assets. Purchaser hereby acknowledges the uncertainty and inherent risks in relying on such information and agrees that neither the Seller nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information, except that such information was prepared in good faith and on what Seller believes is a reasonable basis.

ARTICLE VI

COVENANTS OF SELLER PRIOR TO CLOSING

6.1 Conduct of Business of the Seller. With respect to the Business and the Purchased Assets, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof and the Closing:

(a) the Seller shall conduct the Business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser) and in compliance with all applicable Legal Requirements;

(b) the Seller shall (i) pay all of its debts and all Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (iv) sell Company Products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) the Seller shall promptly notify the Purchaser of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing set forth in Section 3.1 not to be satisfied;

(d) the Seller shall assure that each of its Contracts (other than with Purchaser) entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of the transactions contemplated by this Agreement, and shall give reasonable advance notice to Purchaser prior to allowing any material Contract to lapse or terminate by its terms.

6.2 Restrictions on Conduct of Business of the Seller. Without limiting the generality or effect of the provisions of Section 6.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof and the Closing, with respect to the Business and the Purchased Assets, the Seller shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser):

(a) Charter Documents. Cause or permit any amendments to its articles of incorporation or bylaws or equivalent organizational or governing documents;

(b) Material Contracts. Enter into any Contract that would constitute a material Contract or other Contract requiring a novation or consent in connection with the transactions contemplated by this Agreement or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its material Contracts; provided, however, that this provision shall not require the Seller to seek or obtain Purchaser’s consent in order to set or change the prices at which the Seller sells or provides Purchased Assets and its derivative products to customers in the ordinary course of business or otherwise enter into Contracts with customers in the ordinary course of business;

(c) Employees; Consultants; Independent Contractors.

(i) Hire any additional officers or other employees in connection with the Business, or any consultants or independent contractors, other than the open positions set forth in the Disclosure Schedules;

(ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Business;

(iii) increase or modify the compensation or benefits payable or to become payable to any of officers, employees, consultants or independent contractors of the Business; or

(iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements) involving employees of the Business.

(d) Loans and Investments.

(i) Make any loans or advances (other than routine expense advances to employees of the Business consistent with past practice) to, or any investments in or capital contributions to, any Person or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, or

(ii) incur any indebtedness for borrowed money or guarantee any such indebtedness.

(e) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property Rights, or transfer or license to any Person any rights to any Intellectual Property associated with the Business or the Purchased Assets (other than under Standard Inbound IP Agreements, Standard Outbound IP Agreements), or transfer or provide a copy of any source code and specifications, in each case associated with the Business or the Purchased Assets, to any Person (including any current or former employee or consultant of the Seller or any contractor or commercial partner of the Seller) (other than providing access to source code and specifications to current employees and consultants of the Seller involved in the development of the Purchased Assets or any derivative product thereof on a need to know basis, consistent with past practices, or otherwise in the ordinary course of business consistent with past practices);

(f) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Purchased Assets or any derivative products thereof, technology, Intellectual Property of the Business or Purchased Assets, or Business, or containing any non-competition covenants or other restrictions relating to its or Purchaser’s business activities;

(g) Dispositions; Acquisitions.

(i) Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Purchased Assets in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing; or

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership.

(h) Leases. Enter into any operating lease or similar transaction.

(i) Payment of Obligations. Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses or Severance Obligation Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice.

(j) Insurance. Materially change the amount of any insurance coverage of the Purchased Assets or Business.

(k) Termination or Waiver. Cancel, release or waive any material claims or rights held by it as related to the Purchased Assets or Business.

(l) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on the Disclosure Schedules);

(m) Lawsuits; Settlements.

(i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement, or

(ii) settle or agree to settle any pending or threatened lawsuit or other dispute.

(n) Accounting; Taxes.

(i) Change financial accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser,

(ii) make or change any election in respect of Taxes, file any amendment to a federal, state, or foreign Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or

(iii) accelerate the collection of any accounts receivable (or give anything of value to induce same);

(o) Real Property; Encumbrances. Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets or Business;

(p) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice;

(q) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Seller (or any member of their immediate families) under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on the Disclosure Schedules; and

(r) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (r) in this Section 6.2, or any action which would reasonably be expected to make any of the Seller’s representations or warranties contained in this Agreement materially untrue or materially incorrect (such that the condition set forth in Article III would not be satisfied) or prevent the Seller from performing or cause the Seller not to perform one or more covenants required hereunder to be performed by the Seller (such that the condition set forth in Article III would not be satisfied).

6.3 No Solicitation. Until the earlier of the Closing and the date of termination of this Agreement pursuant to the provisions of this Agreement, the Seller will not take, nor will the Seller permit, any of the Seller’s Representatives to (directly or indirectly), take any of the following actions with any Person other than Purchaser and its designees (or Representatives): (a) solicit, knowingly encourage, initiate, entertain, review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to the Business or the Purchased Assets, (b) provide information not customarily disclosed consistent with the Seller’s past practices with respect to the Seller to any Person, other than Purchaser and its designees (or Representatives), relating to (or which the Seller believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to the Business or the Purchased Assets, (c) agree to or enter into a Contract with any Person, other than Purchaser, providing for or approving any transaction or contract relating to the Business or the Purchased Assets, (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible transaction involving the Business or the Purchased Assets, other than by Purchaser, or (e) authorize or permit any of the Seller’s Representatives to take any such action. The Seller shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or contract. In addition to the foregoing, if the Seller receives prior to the Closing or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Seller shall promptly (and no later than 24 hours after receipt) notify Purchaser thereof, such notice to include a representation from the Seller to Purchaser that, to its knowledge, the offer, indication of interest or proposal for the Competing Proposed Transaction is a bona fide offer, indication of interest or proposal and the terms thereof, and will keep Purchaser apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Seller and its Representatives set forth in the first sentence of this Section. Each of the Seller and Purchaser acknowledge that this Section 6.3 was a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Seller and/or its designees or (ii) a failure to induce Purchaser to enter into this Agreement.

ARTICLE VII

INDEMNIFICATION AND RELATED MATTERS

7.1 Indemnification Holdback. At Closing, the Holdback Shares will be deemed issued to the Seller and/or its designees and transferred to Holdback Share Agent as security of the indemnification obligations of the Seller under this Article VII. Any portion of the Holdback Shares not previously released to, or permitted to be retained by, Purchaser as a result of an indemnification claim by Purchaser shall be released to the Seller (and/or any Seller Person) on the one-year anniversary of Closing; provided, however, that a portion of the Holdback Shares, which, in the reasonable judgement of the Purchaser (with the legal basis of such reasonable judgment of the Purchaser and the number of Holdback Shares requested by the Purchaser to be retained by the Holdback Share Agent pursuant to this Section 7.1 being set forth in a Claim Notice (as defined in Section 7.2(a)) signed by an executive officer of Parent and delivered to the Holdback Share Agent and the Seller), is necessary to satisfy any unsatisfied claims specified in any Claim Notice (as defined in Section 7.2(a) below) theretofore delivered to the Holdback Share Agent prior to the Holdback Distribution Date with respect to facts and circumstances existing on or prior to the Holdback Distribution Date (collectively, the “Disputed Holdback Shares”), shall be retained by the Holdback Share Agent until such claims have been resolved. Any Disputed Holdback Shares held by the Holdback Share Agent with respect to any pending but unresolved indemnification claims (as described in the immediately preceding sentence) shall be released to the Seller or released to, or permitted to be retained by, Purchaser (as appropriate) promptly upon resolution of each specific indemnification claim involved, as set forth in a writing mutually agreeable to the Parties hereto. For purposes of this Agreement, the value of a Holdback Share shall equal the Parent Stock Price. Each date of release of the Holdback Shares, whether on the one-year anniversary of Closing or once any indemnification claim(s) have been finally resolved pursuant to the terms hereof, shall be known as a “Holdback Distribution Date”. The Holdback Shares, when eligible for release, will be released as provided in Section 2.3.

7.2 Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements. Subject to the limitations and other provisions of this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement, the Schedules hereto and in any certificate delivered in connection with this Agreement, shall survive the Closing Date as set forth herein. Notwithstanding the foregoing, no Indemnified Party shall be entitled to recover for any Loss pursuant to Section 7.3(a)(i) or Section 7.3(b)(i) unless written notice of a claim (“Claim Notice”) thereof is delivered to the Indemnified Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” means the twelve (12) month anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 4.14 (Proprietary Rights), the Applicable Limitation Date shall be the two-year anniversary of the Closing Date, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of (A) Seller set forth in Section 4.1 (Organization and Power), Section 4.2 (Subsidiaries), Section 4.3 (Authorization of Transactions), the first sentence of Section 4.8(c) (Title to Purchased Assets; Sufficiency of Assets), Section 4.12 (Taxes), and Section 4.16 (Brokerage) (collectively, the “Seller Fundamental Representations”), and (B) Purchaser set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization of Transaction) and Section 5.8 (Brokers) (collectively, “Purchaser Fundamental Representations”), the Applicable Limitation Date shall not apply and all Seller Fundamental Representations and Purchaser Fundamental Representations shall survive for the full period of all applicable statutes of limitations plus sixty (60) calendar days; and (iii) that an Indemnified Party shall be entitled to seek recovery for fraud until the expiration of the applicable statute of limitations for any claim which seeks recovery of the Losses arising therefrom. All covenants and agreements of an Indemnified Party contained in this Agreement, any of the Schedules hereto or in any agreement, certificate or other document delivered pursuant hereto shall survive the Closing for the applicable statute of limitations or for the period explicitly specified therein, unless otherwise provided therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by a Claim Notice from an Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the Applicable Limitation Date expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(b) Sole and Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, except for (i) rights and remedies under other Transaction Documents, (ii) equitable relief, and (iii) claims for fraud, from and after the Closing, indemnification pursuant to the provisions of this Article VII shall be an Indemnified Parties’ sole and exclusive remedy with respect to inaccuracy, failure or breach of any representation or warranty, covenant or other provision contained in this Agreement. Nothing in this Section 7.2(b) shall be construed to limit or alter the provisions of Section 7.2(a).

7.3 Indemnification.

(a) Seller Indemnification. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Purchaser and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (each a “Purchaser Party” and collectively, the “Purchaser Parties” ) and hold each of them harmless from and against and pay on behalf of or reimburse each of them from any loss, Liability, Proceeding, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, each a “Loss”) which any such Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by Seller contained in this Agreement, the Bill of Sale or any Schedule of Seller hereto or any certificate delivered by Seller to Purchaser hereunder;

(ii) any non-fulfillment, violation, breach or non-performance of any covenant or agreement made by Seller contained in this Agreement or the Bill of Sale; and/or

(iii) any Excluded Liability.

Seller and Purchaser hereby acknowledge and agree that Parent shall be the only Purchaser Party entitled to enforce the rights and remedies of any Purchaser Party hereunder including, but not limited to, undertaking all actions and making all decisions under this Article VII and each Purchaser Party shall be irrevocably bound by the actions and/or decisions made by the Parent with regard thereto. Seller shall have no responsibility and/or obligation in responding to any correspondence and/or other communication including the filing of any legal documents and/or Proceedings of any Purchaser Party other than those of the Parent and Seller shall have no liability to any Purchaser Party relating to any Parent’s actions and/or non-actions. Notwithstanding anything to the contrary provided herein or elsewhere and for the avoidance of doubt, neither Seller nor any other Person who was an employee, officer, director, consultant, independent contractor and/or an Affiliate of the Seller shall be (nor shall be deemed to be) a Purchaser Party hereunder.

(b) Purchaser Indemnification. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify Seller and its officers, directors, employees, agents, Representatives, Affiliates, successors, designees and permitted assigns (each a “Seller Party” and collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse each Seller Party in respect of any Loss or Losses, which any such Seller Party may suffer, sustain or become subject to, as a result of, in connection with or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by Purchaser contained in this Agreement, the Bill of Sale or any Schedule of Purchaser hereto, the Assumption Agreement or any certificate delivered by Purchaser to Seller hereunder;

(ii) any non-fulfillment, violation, breach or non-performance of any covenant, agreement or obligation required to be performed by Purchaser contained in this Agreement including, but not limited to, Section 2.7 hereof, the Assumption Agreement and/or the Bill of Sale;

(iii) any obligation of Purchaser with respect to an Assumed Liability that arises following the Closing; and

(iv) the Purchased Assets but solely to the extent of Losses related to actions and/or inactions by Purchaser with respect thereto following the Closing.

(c) General Limitations on Indemnity for all Indemnifying Parties. Subject in all respects to Section 9.13 hereof, an Indemnifying Party (as defined below) will not be liable hereunder with respect to claims made by all Indemnified Parties (as defined below) referred to in Section 7.3(a)(i) or Section 7.3(b)(i) (as applicable) unless the applicable Indemnified Party gives written notice thereof to the Indemnifying Party on or prior to the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as an Indemnified Party delivers a written notice of claim no later than the Applicable Limitation Date, an Indemnifying Party shall be required to indemnify the claiming Indemnified Party hereunder for all Losses (subject to the Deductible (as defined below) and Caps (as defined below), to the extent applicable, and the other terms of this Agreement), which such Indemnified Party may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

(d) Further Limitations on Indemnification by Seller. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, but subject in all respects to Section 9.13, the indemnification obligations of the Seller under Section 7.3(a), are subject to the following additional limitations and other provisions:

(i) Seller shall not be required to indemnify any Purchaser Party in respect of any Loss subject to indemnification under Section 7.3(a)(i) (x) unless and until the aggregate of all Losses subject to indemnification under Section 7.3(a)(i) (other than Losses thereunder to which the Deductible does not apply in accordance with the last sentence of this Section 7.3(d)(i)) exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), in which case Seller shall be required to indemnify the Purchaser Parties for all Losses in excess of the Deductible, and (y) from and after the time that Seller has made indemnification payments under Section 7.3(a)(i) (other than payments thereunder to which the Sellers Cap (as defined below), does not apply in accordance with the last sentence of this Section 7.3(d)(i)) that in the aggregate are equal to or in excess of One Million Dollars ($1,000,000), as adjusted pursuant to Section 2.4 (the “Sellers Cap”). Notwithstanding the foregoing, the Deductible and the Sellers Cap shall not apply with respect to any claim for indemnification (a) pursuant to any of Section 7.3(d)(ii) or Section 7.3(d)(iii); (b) for any Loss resulting from any inaccuracy in or breach of any Seller Fundamental Representation; or (c) for any claim of fraud. Notwithstanding anything to the contrary provided herein or elsewhere, Seller’s obligation to indemnify the Purchaser Parties pursuant to Section 7.3(a)(i), including in respect of any Loss resulting from any inaccuracy in or breach of any Seller Fundamental Representation, shall not exceed the amount of Consideration actually received by Seller hereunder; provided, however, that the foregoing limitation shall not apply in the case of Seller’s fraud;

(ii) To the extent that Seller is Liable to a Purchaser Party hereunder, Purchaser shall seek recourse for all indemnification claims by Purchaser Parties against Seller hereunder as follows: (A) first, from the Holdback Shares, to the extent that there are Holdback Shares then available to satisfy indemnification claims by the Purchaser Parties, (B) second, by set-off against the Earnout Consideration, and (C) third, directly against the Seller;

(iii) For clarity purposes, no director, officer, manager, member, employee, stockholder, debt holder, agent, consultant, advisors and/or Representatives to or of any Seller and/or the SPV shall have any indemnification obligation and/or other responsibility for Losses and/or otherwise pursuant to Section 7.3(a).

(e) Further Limitations on Indemnification by Purchaser. Notwithstanding anything contained in this Agreement to the contrary, but subject in all respects to Section 9.13, the indemnification and other obligations of Purchaser pursuant to Section 7.3(b) shall be subject to the following limitations:

(i) Purchaser shall not be required to indemnify any Seller Party in respect of any Loss subject to indemnification under Section 7.3(b)(i) (x) unless and until the aggregate of all Losses subject to indemnification under Section 7.3(b)(i) (other than Losses thereunder to which the Deductible does not apply in accordance with the last sentence of this Section 7.3(e)(i)) exceeds the Fifty Thousand Dollars ($50,000) Deductible, in which case Purchaser shall be required to indemnify the Purchaser Parties for all Losses in excess of the Deductible, and (y) from and after the time that Purchaser has made indemnification payments under Section 7.3(b)(i) (other than payments thereunder to which the Purchasers Cap (as defined below), does not apply in accordance with the last sentence of this Section 7.3(e)(i)) that in the aggregate are equal to or in excess of One Million Dollars ($1,000,000), as adjusted pursuant to Section 2.4 (the “Purchasers Cap” and together with the Sellers Cap, collectively, the “Caps”). Notwithstanding the foregoing, the Deductible and the Purchasers Cap shall not apply with respect to any claim for indemnification (a) pursuant to Section 7.3(b)(ii), Section 7.3(b)(iii) and/or Section 7.3(b)(iv); (b) for any Loss resulting from any inaccuracy in or breach of any Purchaser Fundamental Representation; or (c) for any claim of fraud. Notwithstanding anything to the contrary provided herein or elsewhere, Purchaser’s obligation to indemnify the Seller Parties pursuant to Section 7.3(b), including in respect of any Loss resulting from any inaccuracy in or breach of any Purchaser Fundamental Representation, shall not exceed the amount of the sum of the Closing Cash Consideration (which for clarification purposes for this Section 7.3(e)(i) means $1,000,000, as adjusted pursuant to Section 2.4, the Closing Share Consideration, the Holdback Shares and all Earnout Amounts earned by Seller pursuant to the terms of this Agreement; provided, however, that the foregoing limitation shall not apply in the case of Purchaser’s fraud.

(f) Procedure.

(i) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or other Proceeding by any Person who is not a party to this Agreement or who is not otherwise a Person entitled to indemnification under this Agreement or an Affiliate of any such party or Person (including, without limitation, any Person (a “Third Party Claim”) against such Indemnified Party, with respect to which any Indemnifying Party is or may be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice to the Indemnifying Party as promptly as practicable after learning of such claim (if legally permissible), which notice shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The failure of the Indemnified Party to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 7.3(f)(i) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder, except to the extent the Indemnifying Party or the Indemnified Party is materially prejudiced by reason of such failure. Subject to Section 7.3(f)(iv), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, which notice by the Indemnifying Party shall specify the counsel it anticipates that it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, that the Indemnifying Party acknowledges in writing and without qualification (or reservation of rights) its indemnification obligations under this Agreement (which such acknowledgement shall include the Indemnifying Party’s agreement to be fully responsible for all Losses relating to such Third Party Claim, subject to the applicable limitations set forth in this Article VII); provided, further, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within five (5) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 7.3(f)(i). For the purposes of this Agreement, “Indemnifying Party” means Purchaser (in the case of a claim by a Seller Party) or Seller (in the case of a claim by a Purchaser Party).

(ii) In the event that the Indemnifying Party shall fail to timely give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense, but the Indemnified Party shall not compromise or settle the claim without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith, but only to the extent that such Losses are indemnifiable Losses pursuant to Section 7.3(a) or Section 7.3(b) (as applicable).

(iii) In the event that the Indemnifying Party does timely deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided in Section 7.3(f)(iv) below, to settle the claim without the prior consent of the Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(iv) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would materially interfere with or materially and adversely affect the business, operations or assets of the Indemnified Party.

(v) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (and, subject to the other provisions of this Article VII, the cost of such defense and any Losses with respect to such claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnified Party reasonably believes the claim would be materially detrimental to the Indemnified Party’s reputation, customer or supplier relations or future business prospects, (iv) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (v) the claim seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates.

(vi) Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(vii) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party and the Indemnified Party.

(g) Payments. Unless otherwise provided herein to the contrary, any indemnification pursuant to this Article VII shall be effected, in the case of an indemnification claim resolved in favor of an Indemnified Party, by wire transfer of immediately available funds from the Indemnifying Party(ies) to an account designated by the Indemnified Party within ten (10) days after the final determination thereof.

(h) Insurance and Contribution. The amount of Losses otherwise recoverable under this Article VII by an Indemnified Party shall be reduced by the amount of any proceeds from third party insurance policies issued by insurers with respect to such Losses actually recovered (after deducting therefrom the full amount of out-of-pocket expenses incurred in procuring such recovery and the actual cost of any subsequent premium increases directly related to such Losses) by the Indemnified Party.

(i) Maximum Contribution. If and to the extent any provision of this Article VII is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.3 which is permissible under applicable legal requirements.

(j) Disclaimer of Punitive Damages. Notwithstanding anything contained herein to the contrary, no Person shall be liable to any other Person for any punitive damages (except to the extent paid to a third party) relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement and the agreements and documents executed in connection herewith.

(k) Mitigation. To the extent required by the law governing this Agreement, each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the beach that gives rise to such Losses.

(l) Adjustments. Any payments made pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the consideration to be received by Seller hereunder for Tax purposes and such treatment will govern for purposes of this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Tax Matters.

(a) Transfer Taxes. Purchaser shall be responsible for paying any transfer, documentary, sales, use, stamp and registration Taxes incurred in connection with this Agreement, and Purchaser shall file all necessary Tax Returns and other documentation (subject to Seller’s prior review and approval, such approval not to be unreasonably withheld, conditioned, or delayed) with respect to all such transfer, documentary, sales, use, stamp and registration Taxes, and if required by applicable law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Cooperation on Tax Matters. Each of Purchaser and Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns for the Business and any audit, litigation or other proceeding with respect to Taxes for the Business. Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (i) to retain all books and records with respect to Tax matters and pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, Seller shall allow Purchaser to take possession of such books and records.

(c) Tax Controversies. Purchaser shall give notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability for which Seller is responsible under Section 2.2(b) or Section 4.12 (by application of Section 7.3(a)(i) or Section 7.3(a)(iii)), and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, participate in the defense of any such suit, action or proceeding, and whether or not Seller chooses to so participate, all of the Parties shall cooperate in the defense or prosecution thereof.

(d) Bulk Transfers. Without admitting the applicability of the bulk transfer Laws of any jurisdiction, the Parties agree that they will waive compliance with any applicable bulk transfer or similar type law to the transactions contemplated by this Agreement. Any and all Liabilities of Seller or Purchaser which may be asserted by third parties, including any federal, state or local taxing authority, as a result of such noncompliance shall be shared equally.

8.2 Press Releases and Announcements. After the Closing Date, no press releases related to this Agreement or the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Business, shall be issued without Purchaser’s prior written consent, except for any public disclosure which is required by Law or regulation (in which case such disclosure shall be prepared jointly by Seller and Purchaser).

8.3 Further Transfers. Seller shall, for no additional consideration, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets and any other transactions contemplated hereby. Purchaser shall, for no additional consideration execute and deliver such further instruments and take such additional action as Seller may reasonably request to effect, consummate, confirm or evidence the assumption by Purchaser of the Assumed Liabilities and any other transaction contemplated herby.

8.4 Expenses. Except as otherwise provided herein, Seller and Purchaser shall pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers, accountants and tax advisors or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

8.5 Post-Closing Covenants of Seller.

(a) During the period beginning on the Closing Date and ending on January 31, 2019, Seller shall cause the Purchaser and Transferred Employees to have the right to occupy for business purposes the office leased by Seller at 4585 Tillicum Street, Burnaby, British Columbia V5J 5K9, Canada, and Purchaser shall pay at or prior to Closing to Penguin Investments Ltd. (“Penguin”), $15,064.70, representing the final lease payment for such premises, as set forth in the Letter dated December 14, 2018 from Penguin to VCCS (the lease of such premises and the $15,064.70 payable is an Assumed Liability as set forth in Schedule 2.2(a)). For avoidance of doubt and clarity purposes, at the Closing Purchaser shall assume the lease as of February 28, 2018 by and between VCCS and B.U.K. Investments, Ltd., as landlord, as amended and/or modified for the premises located at 3711 North Fraser Way, Burnaby, British Columbia V5J 5J2, Canada, dated February 28, 2018 (which lease is an Assumed Liability pursuant to Schedule 2.2(a).

(b) Seller shall cause all Transferred Employees to receive notification in written form prior to the Closing Date as to cessation of membership, participation, entitlement, benefit or accrual arising in respect of any Seller Plan as of the Closing Date and, subject to the terms of the applicable Seller Plan, continue to pay benefits in respect of outstanding claims Incurred or accrued on or before the Closing Date for the period beginning on the Closing Date and ending on the 90th day thereafter.

(c) During the period beginning on the Closing Date and ending on the 1st anniversary of the Closing Date, Seller shall not cause any Seller Plan, including any related contract or insurance policy, to be amended to change the nature of claims that may be submitted for adjudication by Transferred Employees or the period of time under such Seller Plan, or related contract or insurance policy, in which such claim may be presented for adjudication.

8.6 Non-Competition, Non-Solicitation and Confidentiality Covenants of Seller.

(a) Non-Competition. In consideration of the mutual covenants provided for herein to Seller at the Closing, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow any of its respective Affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, in competition with the Business; provided, that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging in competition with the Business. For the avoidance of doubt, nothing in this Section 8.6(a) shall be deemed to prohibit Seller from (x) reselling or otherwise distributing any product related to the Business, or (y) producing, reselling, or distributing any product related to the Business in any other sectors.

(b) Non-Solicitation. Without limiting the generality of Section 8.6(a), Seller agrees that, during the Non-Compete Period, Seller shall not and shall not permit any of its Affiliates to, directly or indirectly:

(i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Purchaser during the Non-Compete Period, without the prior written consent of Purchaser, unless such person has not been employed by Seller or Purchaser, as the case may be, for at least six months; or

(ii) solicit or attempt to induce any customer or other business relation of Purchaser and/or the Business into ending or materially modifying its association or relationship with Purchaser and/or the Business in a manner that would reasonably be expected to materially harm the Business and/or Purchaser.

(c) Confidentiality. Seller shall treat and hold as confidential any information concerning the Business that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, legally compelled to disclose any Confidential Information, Seller may disclose the Confidential Information as required; provided that such disclosing Person shall, and Purchaser’s sole cost and expense, use commercially reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

(d) Exceptions to Prior Employees of Seller Working for Purchaser and/or its Affiliates. Notwithstanding anything to the contrary provided herein or elsewhere, the restrictions and limitations set forth in Sections 8.6(a), (b) and (c) shall not apply to any former officer, director, employee, consultant, independent contractor or other Affiliate of Seller if any such Person is employed or otherwise is paid for the performance of services for and/or on behalf of the Purchaser or any of its Affiliates.

(e) Remedy for Breach. Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 8.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Purchaser and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to the Court of Chancery located in Wilmington, Delaware for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof by Seller, in each case without the requirement of posting a bond or proving actual damages.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.6 is invalid or unenforceable, Seller and Purchaser agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. Seller acknowledges and agrees that (i) the restrictions contained in this Section 8.6 are reasonable in all respects (including, without limitation, with respect to subject matter, time period and geographical area) and are necessary to protect Purchaser’s interest in, and value of, the Business and the Purchased Assets (including, without limitation, the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value, (iii) Seller is deriving significant economic benefit from the transactions contemplated hereby, and (iv) Purchaser would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 8.6.

8.7 Access to Information. After Closing, upon reasonable notification from Purchaser, Seller shall make available to Purchaser and its representatives reasonable access to all books and records of Seller with respect to the Business. Seller understands and acknowledges that, contemporaneously with or after Closing, Purchaser and its Affiliates may do one or more financings for which financial information with respect to the Business will be reported for periods on and prior to the Closing Date.

8.8 Discharge of Liabilities. Seller shall pay and discharge the Excluded Liabilities (including, without limitation, all accounts and accruals payable which constitute Excluded Liabilities) as and when due, subject to Seller’s right to negotiate amounts and time of payment thereof.

8.9 Trademarks. Following the Closing, Seller shall not, and shall cause its Affiliates not to, use, license or permit any third party to use any name, slogan, logo or trademark that contains the name “Enterphone” or is set forth on Schedule 4.14, or any name, slogan, logo or trademark that is confusingly similar thereto (collectively, the “Business Marks”), including as a trademark, service mark, trade name, corporate name, or Internet domain name. Within ten (10) days following the Closing Date, Seller shall, and shall cause its Affiliates to, file such documentation as is necessary to change its and their respective names so as to comply with the requirements of this Section 8.9 and shall, and shall cause its Affiliates to, remove from their respective assets, properties, stationery, literature and Internet website any and all Business Marks. Seller shall not, and shall cause their Affiliates not to, use any Business Mark in connection with the sale of any products or services or otherwise in the conduct of their business.

8.10 Registration and Certain Other Rights.

(a) Definitions. The following definitions will apply to this Section 8.10.

(i) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any Registration Statement under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Parent with the SEC.

(ii) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (i) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(iii) “Registrable Securities” means (A) the Closing Share Consideration, (B) the Holdback Shares, (C) shares of Parent Stock that may be issued as Earnout Consideration, and (D) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clauses (A), (B) and (C) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (1) when they are sold pursuant to an effective Registration Statement under the Securities Act, or (2) when they shall have ceased to be outstanding.

(iv) “Registration Expenses” means all expenses incurred by the Purchaser in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 8.10, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for Parent, blue sky fees and expenses, and expenses of the Parent’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

(v) “Registration Statement” means each prospectus and other documents filed with the SEC to effect a registration under the Securities Act of the Registrable Securities, which such Registration Statement will be on Form S-3.

(vi) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel and other advisors for the Seller Persons and all similar commissions relating to the Seller Persons disposition of Registrable Securities.

(vii) “Seller Person” means, the Seller, the SPV (as defined in the Payment Instructions) and any of their respective designees, assignees and/or transferees who are reasonably acceptable to the Parent.

(b) Registration Rights. Parent covenants and agrees as follows: Subject to the terms and conditions of this Agreement and the Parent’s receipt of information from the Seller Persons that is required to be included in a Form S-3 regarding the Seller Persons, within thirty (30) days after the Closing Date, Seller shall prepare and file with the SEC a Form S-3 covering the Registrable Securities and shall use its commercially reasonable efforts to have such Registration Statement declared effective as soon as reasonably practicable after filing. Parent hereby covenants, represents and warrants that it meets the eligibility requirements for use of Form S-3 and it has sufficient capacity under the applicable rules and regulations of the Federal Securities Laws including the instruction to S-3 to include all Registrable Securities therein. Parent shall use commercially reasonable efforts to keep any such Form S-3 continuously effective and in compliance with the Securities Act and usable for resale of all Registrable Securities until the date all Registrable Securities have been sold by the Seller.

(c) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Parent. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Seller Persons.

(d) Obligations of the Parent. Whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Form S-3, the Parent shall, as expeditiously as possible:

(i) Prepare and file with the SEC a Registration Statement covering the resale of all Registrable Securities (or a prospectus supplement pursuant to an effective Registration Statement) and keep such Registration Statement effective or such prospectus supplement current for the period set forth in Section 8.10(b).

(ii) Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(iii) Use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by each Seller Person, to keep such registration or qualification in effect for so long as such Registration Statement is required to remain current and effective pursuant to Section 8.10(b), and to take any other action which may be reasonably necessary to enable Seller Persons to consummate the disposition in such jurisdictions of the Registrable Securities owned by Seller Persons; provided that, the Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(iv) Use its commercially reasonable efforts to procure the cooperation of the Parent’s transfer agent in settling any sale or transfer of Registrable Securities.

(v) If requested by a Seller Person, promptly include in a prospectus supplement or amendment such information as the Seller Person may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Parent has received such request.

(e) Suspension of Sales. Upon receipt of written notice from the Parent that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Parent’s board of directors has determined in good faith that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, the Seller Persons shall forthwith discontinue disposition of Registrable Securities until Seller Person has received copies of a supplemented or amended prospectus or prospectus supplement, or until Seller Persons is advised in writing by the Parent that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Parent, Seller Person shall deliver to the Parent all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities in use at the time of receipt of such notice. The total number of days that any such suspension described in this paragraph may be in effect in any 180-day period shall not exceed twenty (20) Business Days.

(f) Obligations of the Seller Persons.

(i) Discontinuance of Distribution. The Seller Persons agrees that, upon receipt of any notice from the Parent of the occurrence of any event of the kind described in Section 8.10(e) hereof, the Seller Persons shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Seller Person’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.10(e) hereof or receipt of notice that no supplement or amendment is required and that the Seller Person’s disposition of the Registrable Securities may be resumed. Parent may provide appropriate stop orders to enforce the provisions of this Section 8.10(f).

(ii) Compliance with Prospectus Delivery Requirements. Seller Persons covenants and agrees that he shall comply with the prospectus delivery requirements of the Securities Act as applicable to him or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by Parent pursuant to this Agreement.

(iii) Notification of Sale of Registrable Securities. Seller Persons covenants and agrees that he shall notify Parent following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within thirty (30) days, following the sale of such Registrable Securities.

(iv) Confidentiality. In the event the filing of any Registration Statement, prospectus or prospectus supplement is deferred pursuant to Section 8.10(e), or a Holder’s ability to trade is suspended pursuant to Section 8.10(e), Seller Persons agrees to treat such information confidentially and to not make public such information.

(g) Termination of Registration Rights. The provisions of this Section 8.10 shall survive and shall terminate on the date all such Registrable Securities are sold (other than Section 8.10(i)(i-iv), which provisions shall survive such termination).

(h) Furnishing Information.

(i) Seller Persons shall not shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Parent.

(ii) It shall be a condition precedent to the obligations of the Parent to take any action pursuant to Section 8.10 that the Seller Persons shall furnish to the Parent such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of its Registrable Securities.

(i) Registration Statement Indemnification.

(i) The Purchaser shall indemnify and hold harmless each Seller Person and each such Seller Person’s officers, directors, managers, members, partners, shareholders and Affiliates and each other controlling Person, if any, who controls any of the foregoing Persons, against all claims, losses, damages and liabilities (or actions in respect thereof) to which he may become subject under the Securities Act or otherwise, insofar as such claims, losses, damages and liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse Seller Persons for any reasonable legal or other expenses reasonably incurred by him in connection with investigating or defending any such claims, losses, damages and liabilities (or actions in respect thereof); provided, however, that the Purchaser shall not be required to provide indemnification pursuant to this Section 8.10(i); (i) where the claims, losses, damages and liabilities (or actions in respect thereof) are caused by or contained in any information furnished in writing to the Parent by Seller Persons expressly for use therein, (ii) where the claims, losses, damages and liabilities (or actions in respect thereof) are caused by such Selling Person’s failure to deliver a copy of the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Parent has furnished Seller Persons with the same prior to any written confirmation of the sale of Registrable Securities or (iii) offers or sales effected by or on behalf of Seller Persons “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by the Parent. This indemnity shall be in addition to any liability the Parent may otherwise have.

(ii) To the extent permitted by applicable Law, each Seller Person (for such Seller Person only and not any other Seller Person), shall, indemnify and hold harmless the Parent, each of its directors, each officer of the Parent who shall sign such Registration Statement, each legal counsel and each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Affiliate who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any of the foregoing Persons against all claims, losses, damages and liabilities (or actions in respect thereof) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is in writing and is provided by such Seller Person (or its representative) to the Parent expressly to be used in the Registration Statement; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such claims, losses, damages and liabilities (or actions in respect thereof); provided, that the obligation of such Seller Person to indemnify pursuant to this subsection (i) of Section 8.10(i) shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Seller Person from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the Seller Person may otherwise have.

(iii) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 8.10(i), such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded upon advice of counsel that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Affiliate of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one firm of legal counsel for all parties indemnified by such indemnifying party with respect to such claim.

(iv) If the indemnification provided for in this Section 8.10(i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any claims, losses, damages and liabilities (or actions in respect thereof) referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such claims, losses, damages and liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such claims, losses, damages and liabilities (or actions in respect thereof) as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of “fraudulent misrepresentation” within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.11 Lock-Up.

(a) Each Seller Person (each a “Holder” and together, the “Holders”) agrees not to sell, pursuant to this Section 8.11, Rule 144 or otherwise, any of the Closing Share Consideration received by such Holder during the six-month period beginning on the Closing Date through the six-month anniversary of the Closing Date. Beginning on the day following the six-month anniversary of the Closing Date, there shall be no further sale restriction pursuant to this Section 8.11(a).

(b) Notwithstanding anything to the contrary in the foregoing, the restrictions set forth in this Section 8.11 shall not apply to (i) any transfer by the Holder to any of its Affiliates or any limited partner, member, shareholder or stockholder of the Holder, provided that such Affiliate(s) or other transferee(s) agree in writing, in form and substance reasonably satisfactory to Purchaser to be bound by the terms and conditions of this Agreement, (ii) a transfer to any party or parties not affiliated with the Holder who are acquiring majority control of Purchaser in a merger, tender offer or other transaction approved or recommended by the Parent’s board of directors, (iii) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing, in form and substance reasonably satisfactory to Purchaser, to be bound by the terms and conditions of this Agreement, (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Holder or an immediate family member of the Holder; provided that the trustee of the trust or such other transferee agrees in writing, in form and substance reasonably satisfactory to Purchaser, to be bound by the terms and conditions of this Agreement; provided, further that any such transfer shall not involve a disposition for value; or (v) transfers to Purchaser to effect withholding or surrender of any of the Holder’s Closing Share Consideration to satisfy tax withholding obligations.

(c) Any Transfer or attempted Transfer of Purchaser Shares in violation of this Section 8.11 shall, to the fullest extent permitted by applicable law, be null and void ab initio, and Purchaser shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Purchaser.

8.12 Rule 144 Compliance. With a view to making available to each Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell shares of Parent Stock received in connection with this Agreement to the public without registration, the Purchaser shall:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act, at all times after the Closing; and

(c) furnish to each Holder so long as any Holder, following the Closing Date, owns any shares of Parent Stock, including the Holdback Shares (and/or has been designated by Seller or VS225, LLC as a person to receive Earnout Consideration if Earnout Amounts are achieved pursuant to Section 2.7), promptly upon written request, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents so filed or furnished by the Parent as Holder may reasonably request in connection with the sale of Registrable Securities without registration.

8.13 Legends; Securities Act Compliance.

(a) The Parties hereto acknowledge and agree that the Closing Share Consideration to be received by each Seller Person will not be registered under the Securities Act or any state securities laws at the time of Closing, and agrees that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable. The Holder agrees that all certificates, book-entry shares or other instruments representing the Closing Share Consideration to be received by such Seller Person will bear a legend substantially to the following effect:

The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate are subject to a six (6) month restriction on resale pursuant to Section 8.11(a) of the Asset Purchase Agreement and cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to Section 8.11(b) thereof, (ii) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act, or (iii) exempt from, or not subject to, the Securities Act and each applicable State law.

(b) Notwithstanding Section 8.13(a), at the request of a Seller Person, (i) at such time as the restrictions described in the second sentence of the foregoing legend are no longer applicable to such Seller Person, and (ii) with respect to restrictions that refer to the Securities Act or other Legal Requirements, upon receipt by the Parent of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Legal Requirements, as the case may be (and for which Parent will use reasonable efforts to have corporate counsel to Parent provide such an opinion of counsel to Parent upon request by such Seller Person), Parent will promptly cause such legend to be removed from any certificate or book-entry share for any shares of Parent Stock held by such requesting Seller Person.

8.14 Purchaser Confidentiality. Purchaser shall, (a) prior to the Closing, treat and hold as confidential information concerning the Seller, the SPV, the Business, the Purchased Assets and related information, and (b) post Closing, treat and hold as confidential information concerning the Seller and the SPV, that is not already generally available to the public (the “Confidential Information”). In the event that Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Purchaser shall notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 8.14. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is, on the advice of counsel, legally compelled to disclose any Confidential Information, Purchaser may disclose the Confidential Information as required; provided that such disclosing Person shall, and at Seller’s sole cost and expense, use reasonable efforts to obtain, at the request of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

ARTICLE IX

TERMINATION, AMENDMENTS, WAIVERS AND MISCELLANEOUS

9.1 Termination.

(a) Except as provided in Section 9.1(b), this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (except as provided in Section 9.1(a)(vi)):

(i) by mutual agreement of the Seller and Purchaser;

(ii) by Purchaser or the Seller if: the Closing has not occurred before 5:00p.m. (Pacific Time) on January 30, 2019 (provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to a party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date);

(iii) by either Seller or Purchaser in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(iv) by Purchaser if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within twenty (20) calendar days, after notice of such breach to Seller by Purchaser (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Article III, as the case may be, would not be satisfied prior to the Closing Date;

(v) by Seller if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser is not using its reasonable efforts to cure such breach, or has not cured such breach within twenty (20) calendar days, after notice of such breach to Purchaser by Seller (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Article III, as the case may be, would not be satisfied as of the Closing Date; or

(vi) by Purchaser, if the required VSI stockholder approval has not been obtained as of immediately prior to the actual time of Closing in accordance with applicable Law at (A) any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the transactions contemplated by this Agreement, or (B) by written consent of stockholders of VSI with respect to the transactions contemplated hereby.

(b) Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or Seller, or their respective officers, directors, stockholders or stockholder or Affiliates; provided, however, that each of Seller and Purchaser shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 8.2, 8.4, 8.5(c), 9.1(b), 9.2 through and including 9.20 and the applicable definitions set forth in this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.2 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a party hereto only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

9.3 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to Seller and Purchaser shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below. All notices, demands and other communications hereunder may be given by any other means (including electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Notices to Seller:		with a copy to (which shall not constitute notice):

1.	Wade Greaton 225 NE Mizner Boulevard, Suite 720 Boca Raton, FL 33432 Email: VS225llc@gmail.com and	Gusrae Kaplan Nusbaum PLLC 120 Wall Street, 25th Floor New York, NY 10005 Attention: Lawrence G. Nusbaum Facsimile: 212-809-4147 Email: lnusbaum@gusraekaplan.com

2.	Geoffrey Arens 747 Third Avenue, 26th Floor New York, NY 10017 Email: vysyold225.1@gmail.com

Notices to Purchaser: Identiv, Inc. 2201 Walnut Avenue, Suite 100 Fremont, CA 94538 Attention: Steve Humphreys Email: shumphreys@identiv.com with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street, Palo Alto, CA

Attention: Stanley Pierson

Facsimile: 650-233-4545

Email: spierson@pillsburylaw.com

9.4 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser or by Purchaser without the prior written consent of Seller. Notwithstanding the foregoing, without the prior written consent of Seller, each of Purchaser and its permitted assigns may at any time following the Closing, subject to Section 2.7(f), in its sole discretion, assign, in whole or in part, (a) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Purchaser, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Purchaser or such permitted assign hereunder and thereunder; (b) its rights (but not its obligations) under this Agreement and the other Transaction Documents to an affiliate of Purchaser and (c) its rights and obligations under this Agreement and the other Transaction Documents pursuant to a Purchaser Change of Control.

9.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

9.6 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules attached to this Agreement have been arranged in separately titled sections corresponding to sections of this Agreement; provided, however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that the relevance of such information to such other schedules is readily apparent on its face. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirement of Law. Notwithstanding anything to the contrary contained herein, for the purpose of determining the amount of any Losses for which an Indemnified Party is entitled to indemnification pursuant to Article VII, each representation, warranty, covenant or agreement contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation, warranty, covenant or agreement (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement).

(b) In this Agreement, unless the context otherwise requires: (i) references to “the date hereof” means as of the date of this Agreement; (ii) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement; (iii) this “Agreement” shall be construed as a reference to this Agreement as may have been, or may from time to time be, amended, varied, novated or supplemented; (iv) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (v) references to dollars or “$” are to United States of America dollars, unless otherwise specified on the Disclosure Schedule; and (vi) the execution, in and of itself, of this Agreement, and the negotiation of this Agreement by the Parties hereto (including the transmission of any drafts of this Agreement between the Parties hereto prior to the date hereof) shall not give rise to any right or claim of any kind by any third party, under any Contract or otherwise. All references to materials being “made available” by Seller means documents posted and accessible to Purchaser and its advisors in the Seller’s electronic data room no less than three (3) Business Day prior to the date of this Agreement and remained so posted and accessible continuously through the Closing and ten (10) Business Days thereafter.

9.7 Captions/Headings. The captions/headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.8 Entire Agreement. The schedules and exhibits identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein (including the schedules and exhibits hereto) contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.10 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate shall be determined by arbitration in Santa Clara County, California before one arbitrator (the “Arbitration”). The Arbitration shall be final and binding. The Arbitration shall be submitted to JAMS or its successor (collectively, “JAMS”) and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and the Parties will use reasonable efforts to expedite the resolution of the Arbitration as promptly as practicable (and within sixty (60) days of the initial submission of the Arbitration to JAMS by a party hereto). Either party may initiate Arbitration by filing a written demand for arbitration with JAMS. Seller and Purchaser shall each advance one half of the arbitrator’s fees and administrative costs of the Arbitration. The arbitrator shall award to the prevailing party or parties, if any, the costs (including advanced JAMS payments) (but excluding any attorneys’ fees) reasonably incurred by the prevailing party or parties in connection with the Arbitration taking into account the extent of the prevailing party’s or parties’ victory. Judgment on the award rendered by the arbitrator may be entered in any court of appropriate jurisdiction. This clause shall not preclude any party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Notwithstanding the foregoing, any dispute, claim or controversy arising out of or relating to the Closing Net Working Capital Statement (a “Working Capital Disagreement”) shall instead be referred to an Independent Accounting Firm for resolution. Purchaser and the Seller shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Working Capital Disagreement shall be rendered within fifteen (15) days after referral of the Working Capital Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall only be made with respect to the items that remain the subject of the Working Capital Disagreement on the basis of written position papers submitted by Purchaser and the Seller (i.e., not on the basis of independent review), shall with respect to each item be made within the range of the disputed amounts claimed by Purchaser and the Seller in the position papers submitted, and shall be final and binding upon the Parties. Each of Purchaser and the Seller shall use its commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the 15-day period described above, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and such other information as such firm may reasonably require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 9.10 shall be allocated between the Seller, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items.

9.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors, designees and assignees any rights or remedies under or by virtue of this Agreement (other than in respect of the Purchaser Parties and the Seller Parties pursuant to Article VII).

9.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including electronic transmission of a document in portable document format), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

9.13 Successor Liability. It is the intent of the Parties that, except where expressly prohibited under applicable Law, upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Seller; (ii) have, de facto, or otherwise, merged with or into Seller; (iii) be a mere continuation or substantial continuation of Seller; or (iv) be liable for any acts or omissions of Seller in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement including, but not limited to, with respect to the Assumed Liabilities. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, It is the intent of the Parties that, Purchaser shall not be liable for any claims against Seller or any of its predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing of the transactions contemplated by this Agreement, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of Seller arising prior to the Closing, except as provided in this Agreement, including Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business prior to the Closing.

9.14 Special Rule for Fraud. Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Party for fraud by any other Party.

9.15 Specific Performance. Seller and Purchaser agree and affirmed that in the event of a breach of this Agreement, each party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Party hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. In any such action brought by Purchaser or Seller to enforce this Agreement, the other Party hereby waives the defense that there is an adequate remedy at law.

9.16 Prompt Transfer of shares of Parent Stock. Purchaser agrees that in connection with all shares of Parent Stock issued to Seller (or its designees) in the transaction contemplated hereby, upon request by Seller and/or any of its designees, assignees or subsequent holders of such shares, to transfer any such shares, Purchaser shall effectuate such requests promptly and take all actions reasonably necessary and/or reasonably requested by a transferor to effectuate any such requested transfer, subject to and in compliance with all applicable securities laws.

9.17 Cooperation Post-Closing by Yvonne. For a period of six (6) months following the Closing, Yvonne Zheng, a former employee of the Seller and who will become an employee of the Purchaser immediately following the Closing, to assist the Seller and/or any of its Affiliates in obtaining such information and other items relating to the Seller as reasonably requested by the Seller and/or any of its Affiliates following the Closing.

9.18 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated by this Agreement to be satisfied.

9.19 Remedies. All remedies, either under this Agreement or by Legal Requirement or otherwise afforded, will be cumulative and not alternative.

9.20 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

SELLER:		PURCHASER:

VISCOUNT SYSTEMS, INC.		IDENTIV, INC.

By:	/s/ Scott Sieracki	By:	/s/ Steve Humphreys
	Name: Scott Sieracki Title: Chief Executive Officer		Name: Steve Humphreys Title: Chief Executive Officer

VISCOUNT COMMUNICATIONS AND CONTROL SYSTEMS INC.		VISCOUNT ACQUISITION ULC

By:	/s/ Scott Sieracki	By:	/s/ Steve Humphreys
	Name: Scott Sieracki Title: Chief Executive Officer		Name: Steve Humphreys Title: Chief Executive Officer

FREEDOM AI LLC

By:	/s/ Scott Sieracki
Name: Scott Sieracki Title: Chief Executive Officer

VS225 LLC

(solely for the purpose of Article VII)

By:	/s/ James Cacioppo
Name: James Cacioppo Title: Manager

Signature Page to Asset Purchase Agreement